Exhibit 10.199

PURCHASE AND SALE AGREEMENT

(Bell Hendersonville Apartments -Hendersonville, Tennessee)

This Purchase and Sale Agreement (this "Agreement") is made and entered into as of the 9th day of December, 2014 (the "Effective Date"), by and between BELL HNW WATERFORD, LLC, a Delaware limited liability company, and BELL BR WATERFORD CROSSING JV, LLC, a Delaware limited liability company (collectively, the "Seller"), and BEL HENDERSONVILLE LLC, a Delaware limited liability company, a Delaware limited liability company ("Purchaser").

1.           PURCHASE AND SALE OF PROPERTY.

On the terms and conditions stated in this Agreement, Seller hereby agrees to sell to Purchaser and Purchaser hereby agrees to purchase from Seller all of the following described property:

1.1           Land. Fee simple title in and to all of that certain tract of land situated in Hendersonville, Tennessee known as Bell Hendersonville and described more particularly in Exhibit A attached hereto and incorporated herein by reference, together with all rights and appurtenances pertaining to such land, including, without limitation, all of the Seller's right, title and interest, if any, in and to (i) all minerals, water, oil, gas, and other hydrocarbon substances thereon, (ii) all adjacent strips, streets, roads, alleys and rights-of-way, public or private, open or proposed, (iii) all easements, privileges, and hereditaments, whether or not of record, and (iv) all access, air, water, riparian, development, utility, and solar rights and utility rights and wastewater, fresh water, storm sewer or other utilities capacity or service commitments and allocations (collectively, the "Land").

1.2           Improvements. The improvements and structures owned by Seller and located on the Land in their condition as of the Effective Date, subject to ordinary wear and tear, casualty and condemnation (provided that if a casualty or condemnation occurs, the provisions of Section 10 shall apply) (the "Improvements").

1.3           Personal Property. All of Seller's right, title and interest in and to the following: (a) mechanical systems, fixtures, furniture and equipment comprising a part of or attached to or located upon the Improvements as of the Effective Date, (b) maintenance equipment and tools owned by Seller and used exclusively in connection with the Improvements, (c) pylons and other signs located at the Land and Improvements, (d) computers and internet routers and switches, and (e) all other tangible personal property of every kind and character owned by Seller and located in or on or used exclusively in connection with the Land or Improvements or the operations thereon, but (i) only to the extent assignable by law, and (ii) excluding Seller's proprietary information, confidential information, software and licenses (collectively, the "Personal Property").

1.4           Leases. Seller's interest in leases, rental agreements and other occupancy agreements and all amendments thereto with tenants occupying all or any portion of the Improvements (collectively, the "Leases") and any guaranties applicable thereto and all refundable security deposits, if any, held by Seller in connection with the Leases.

1.5           Contracts. Subject to Sections 5.4 and 7.2 hereof, Seller's interest in all contract rights related to the Land, Improvements, Personal Property or Leases, to the extent assignable, including, without limitation, Seller's interest in the following, to the extent the same exist and are assignable: maintenance, construction, commission, architectural, parking, supply or service contracts, warranties, guarantees and bonds, equipment leases, and other agreements related to the Improvements, Personal Property, or Leases that will remain in existence after Closing (as defined in Section 10.1 herein) (collectively, the "Service Contracts"), a list of which is attached hereto as Schedule 1.5, excluding, however, those contracts labeled as "national service contracts" on Schedule 1.5.

1.6           Permits. Seller's interest in all permits, licenses, certificates of occupancy, and governmental approvals that relate to the Land, Improvements, Personal Property, Leases or Service Contracts, to the extent assignable (collectively, the "Permits").

1.7           Goodwill and Intellectual Property Rights. All right, title and interest of Seller, if any, in and to the use of the name "Grove at Waterford Crossing" (the former name of the property) (the "Goodwill and Intellectual Property Rights"), any nonproprietary operating systems and computer software programs used by Seller or its property manager in connection with the Property. Notwithstanding the foregoing, Purchaser shall not be entitled to any right, title or interest of Seller, if any, in the trade names and trademarks containing the names "Bell" "Bell Partners" or "Bell Apartment Living" (collectively, "Seller's Trade Names"). Subject to the foregoing, Purchaser, at Purchaser's cost, shall replace all signage that contains the Seller's Trade Name within thirty (30) days after the Closing or as soon thereafter as reasonably practicable. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

1.8           Construction Plans and Specifications. To the extent available and assignable, all construction plans and specifications relating to the Improvements (the "Plans").

1.9           Warranties. All guaranties, warranties, and payment and performance bonds relating to the Property, to the extent transferable, owned by Seller and received in connection with any construction, repair, maintenance or other services or materials performed or provided with respect to the Land and/or the Improvements or Personal Property (the "Warranties").

1.10         · Other Rights. All right, title and interest of Seller in and to all other rights owned by Seller and necessary to or used exclusively in connection with the ownership, maintenance or operation of the items set forth in Sections 1.1 - 1.9 above, if any, including without limitation all other rights, privileges, and appurtenances owned by Seller and directly related to the ownership; use or operation of the Land and/or the Improvements, but only to the extent assignable by law (the "Other Rights").

The Land, the Improvements, the Personal Property, the Leases, the Warranties, the Service Contracts, the Permits, the Goodwill and Intellectual Property Rights, the Plans and the Other Rights are collectively referred to herein as the "Property".

2.           PURCHASE PRICE AND DEPOSIT.

2.1           Purchase Price. The purchase price (the "Purchase Price") for the Property will be the sum of $37,670,000.00, subject to adjustment, as set forth in Section 9 below.

2.2           Deposit.

2.2.1           Within 1 Business Day (as defined in Section 15.10) of the Effective Date, Purchaser shall deliver by wire delivery of funds through the Federal Reserve System to an account designated in writing by Commonwealth Land Title Insurance Company, attention Robert Capozzi, Esq., 265 Franklin Street, 8th Floor, Boston, MA 02110 (the "Escrow Agent") the sum of $1,200,000.00 in the form of cash or other immediately available funds (together with all interest thereon, the "Deposit"). Prior to making the Deposit, Seller, Purchaser and the Escrow Agent shall enter into an escrow agreement substantially in the form of Exhibit B attached hereto (the "Escrow Agreement").

2.2.2           Escrow Agent shall place the Deposit in an interest-bearing escrow account at a federally insured commercial bank acceptable to both Seller and Purchaser. The Escrow Agent shall hold the Deposit in accordance with this Agreement and the Escrow Agreement. At Closing, Escrow Agent shall credit the Deposit against the Purchase Price.

3.          TITLE AND SURVEY.

3.1           Title Insurance. The parties have obtained a commitment for an ALTA Owner's Title Insurance Policy issued by Chicago Title Insurance Company, Commitment Number 1412652C1N, effective October 7, 2014 (as may be assigned to Commonwealth Land Title Company (the "Title Company")) (collectively, the "Title Commitment"), in the amount of the Purchase Price. At Closing, Purchaser may cause the Title Commitment to be updated for purposes of issuance of an ALTA Owner's Policy of Title Insurance (the "Owner's Policy") insuring fee simple title to the Real Property and the Improvements.

3.2           Survey. Seller has obtained and provided to Purchaser an updated ALTA/ACSM Land Title Survey for the Property (the "Survey").

3.3           Title Review. Purchaser provided Seller its objections to title on December 4, 2014. Seller shall deliver the items set forth in Section 9.2.1.7 but Seller otherwise declines to cure Purchaser's title objections. Notwithstanding anything herein to the contrary, Seller shall be obligated, at Closing, to cause Title Company to remove (by waiver or endorsement) any (a) mortgage or deed of trust granted by Seller affecting the Property, (b) any mechanics liens for work performed on behalf of Seller, and (c) all judgment liens, mechanic's liens not described in clause (b), and other statutory liens (other than real estate taxes and special assessments which shall be prorated in accordance with Section 9.5.3) which in the aggregate for this clause (c) total less than $50,000.00 (collectively, the "Required Cure Items"). At Seller's cost and expense, Seller may bond around any such matters (including any Required Cure Items) to Purchaser's reasonable satisfaction or cause Title Company to endorse over any such objection to Purchaser's reasonable satisfaction (except that endorsing over mortgages or deeds of trust shall not be acceptable unless approved by Purchaser in its sole discretion), and in either event, such objection shall be deemed cured; provided, however, in the event Purchaser fails to provide its approval of any reasonable method of cure elected by Seller and Seller is unable to otherwise cure such objections in accordance with the terms hereof, then Seller shall not be in default hereunder and Purchaser's sole remedy in such event shall be as provided in the immediately following sentence. Purchaser hereby waive the uncured objections by proceeding to Closing and thereby is deemed to have approved the Purchaser's title as shown in the Title Commitment, the title exception documents, and the Survey and any such uncured objections (except for Required Cure Items) shall become "Permitted Exceptions".

If an update of Survey or any supplemental title commitment or update issued subsequent to the date of the original Title Commitment discloses any adverse matters not shown on the Survey or the original Title Commitment, then, no later than five (5) business days after Purchaser's receipt of such update of Survey, supplemented or updated Title Commitment, as applicable, (but in no event later than the Closing Date) Purchaser shall have the right to object to any such matter. If Purchaser provides an objection, Seller shall have three (3) Business Days after receipt of Purchaser's notice (the "Title Cure Period") in which to elect, by written notice to Purchaser, either (i) to cure or attempt to cure Purchaser's objections, or (ii) not to cure Purchaser's objections. In the event that Seller fails to provide such written notice of its election to proceed under either clause (i) or (ii) above, Seller shall be deemed to have elected clause (ii) above. If Purchaser provides timely objections and all of Purchaser's objections are not cured (or agreed to be cured by Seller prior to Closing) within the Title Cure Period for any reason, then, within five (5) days of Seller's written notice (or deemed notice) that it intends not to cure, Purchaser shall, as its sole and exclusive remedy, waiving all other remedies, either: (x) terminate this Agreement by giving a termination notice to Seller, at which time Escrow Agent shall return the Deposit to Purchaser and the parties shall have no further rights, liabilities, or obligations under this Agreement (other than those that expressly survive termination); or (y) waive the uncured objections by proceeding to Closing and thereby be deemed to have approved the Purchaser's title as shown in the update of Survey, supplemented or updated Title Commitment, as applicable and any such uncured objections (except for Required Cure Items) shall become "Permitted Exceptions".

4.           PROPERTY INFORMATION.

Seller has delivered or otherwise made available to Purchaser copies of the due diligence materials and items specified on Schedule 4 attached hereto that are in Seller's possession or control (collectively, the "Property Information"). Purchaser shall keep such Property Information confidential pursuant to Section 15.11 hereof. If Closing does not occur for any reason whatsoever, Purchaser shall promptly return all Property Information to Seller. In providing the Property Information to Purchaser, Seller makes no representation or warranty, express, written, oral, statutory, or implied, and all such representations and warranties are hereby expressly excluded and disclaimed except as provided in Section 6 herein.

5.           STUDY PERIOD AND ACCESS.

5.1           Study Period. The "Study Period" expired on December 4, 2014, however, Purchaser will continue to be provided access through Closing, Purchaser and Purchaser's agents, contractors, engineers, surveyors, attorneys, accountants, advisors, lenders, affiliates, consultants, shareholders, investors and employees (collectively, "Consultants") shall have the right, upon not less than 48 hours prior notice to Seller, to enter the Property for the sole purpose of conducting such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals of the Property (provided, any intrusive testing shall require Seller's prior written consent), and to examine all applicable books and records relating to the Property and its operation and maintenance, as Purchaser deems necessary or desirable, at Purchaser's sole cost and expense, in order to determine if the Property is suitable for Purchaser's purposes. Seller may have a representative present during all inspections conducted at the Property by or on behalf of Purchaser. At no time shall Purchaser talk to tenants at the Property without the consent of Seller, which consent may be withheld in Seller's sole discretion, and may be conditioned upon a representative of Seller being present for all tenant contacts.

5.2           Access. Subject to the notice requirements in Section 5.1, Seller will provide Purchaser and Purchaser's Consultants' access to the Property. Purchaser and its Consultants will conduct any such investigations, inspections, audits, analyses, surveys, tests, examinations, studies, and appraisals (each a "Review" and collectively the "Reviews") only on Business Days, during normal business hours, and will use reasonable efforts to minimize interference with Seller's operations at the Property. Purchaser shall use best efforts not to alter or disturb the Property or the tenants of the Property and Purchaser shall not permit any mechanics' liens to be filed against the Property on account of any work or services rendered on behalf of Purchaser. Purchaser may not conduct any Phase II environmental tests or other samplings or drillings without prior written consent of Seller.

5.3           Restoration and Indemnification. Purchaser will promptly restore any damage to the Property caused as a result of Purchaser or Purchaser's Consultants' access to the Property. Purchaser further agrees to indemnify and hold Seller and Seller's affiliates, managers, members, employees, officers, directors, trustees, representatives and agents (collectively, including Seller, "Seller's Indemnified Parties") harmless from and against any and all claims, causes of action, attorneys' fees and costs, damages, costs, injuries and liabilities resulting from the activities of Purchaser and/or Purchaser's Consultants at or on the Property (collectively, "Losses"); provided, however, neither Purchaser nor any of Purchaser's Consultants have any liability for the mere discovery of any existing conditions, except only to the extent that after any such discovery, Purchaser negligently disturbs or aggravates such existing conditions. Notwithstanding anything set forth herein to the contrary, the restoration and indemnification obligations of Purchaser in this Section 5.3 shall survive Closing or the earlier termination, for any reason, of this Agreement.

5.4           Service Contracts. Purchaser has elected to accept and assume all of the Service Contracts. After the Effective Date, Seller shall not enter into any new Service Contract that cannot be terminated (i) without cause, (ii) upon less than thirty (30) days' notice, and (iii) without payment of a premium or penalty without Purchaser's prior written consent. At Closing, Seller shall terminate the existing property management agreement.

5.5           Option to Terminate. The Study Period expired. Purchaser is deemed to have forever waived its right to terminate pursuant to this Section 5.5 and elected to proceed to Closing hereunder pursuant to the terms and conditions of this Agreement.

5.6           Insurance. From and after the Effective Date, Purchaser shall maintain, or shall cause its third party Consultants to maintain, (i) commercial general liability insurance on an occurrence basis, including contractual liability coverage (designating the indemnity provisions of this Agreement) and broad form property damage endorsement coverage, providing that Purchaser is the named insured and that Seller and Seller's property manager are named as additional insureds, and providing liability limits of not less than $2,000,000 combined single limit per occurrence with respect to bodily and personal injury, death and property damage and $5,000,000 in the aggregate, (ii) workmen's compensation insurance at statutory limits, (iii) employer's liability insurance in an amount not less than $1,000,000, and (iv) professional liability insurance of not less than $1,000,000 for any of Purchaser's consultants who conduct environmental inspections of the Property. Purchaser shall deliver proof of the insurance coverage required pursuant to this Section 5.6 to Seller (in the form of a certificate of insurance) prior to Purchaser's or Purchaser's Consultants' entry onto the Property. The insurance required hereunder shall be issued by insurance companies licensed to do business in the state where the Property is located with general policyholder's ratings of at least A- and a financial rating of at least XI in the most current Best's Insurance Reports available on the date any such party obtains the insurance policies.

6.           REPRESENTATIONS AND WARRANTIES.

6.1           Seller's Representations and Warranties. Seller represents to Purchaser the following to as of the Effective Date of this Agreement:

6.1.1           Organization. Seller is duly formed, validly existing and, if applicable, in good standing under the laws governing its organization, and, is duly qualified to transact business and, if applicable, in good standing in the state in which the Property is situated.

6.1.2           Authority/Consent. Seller is the owner of the fee simple interest in the Property and possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated by this Agreement. Each individual executing this Agreement on behalf of Seller represents and warrants to Purchaser that he or she is duly authorized to do so.

6.1.3           Litigation. To Seller's Knowledge, except as disclosed on Schedule 6.1.3 attached hereto, no material action, suit or other proceeding (including, but not limited to, any condemnation action), is pending or has been threatened that concerns or involves the Property or Seller's interest in the Property.

6.1.4           Bankruptcy. No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or to Seller's Knowledge threatened, against Seller.

6.1.5           Other Sales Agreements. Seller has not entered into any other contract to sell the Property or any part thereof that is currently in effect.

6.1.6           Service Contracts. To Seller's Knowledge, the list of Service Contracts attached hereto as Schedule 1.5 is true, correct and complete as of the date hereof, and copies of all Service Contracts provided or to be provided by the Purchaser are or will be true, correct and complete in all material respects as of the date thereof. Other than the Service Contracts listed on Schedule 1.5, there are no contracts of construction, employment, management, service, or supply in effect entered into by Seller that will affect the Property or operations of the Property after Closing. To Seller's Knowledge, there are no defaults under any of the Service Contracts.

6.1.7        Leases.

There are no Leases of the Property other than those set forth on the rent roll and aged receivable report on Schedule 1.4 (collectively, the "Rent Roll"), which Rent Roll is true, correct and complete in all material respects, and such other Leases as Seller may execute after the Effective Date in accordance with this Agreement. To Seller's Knowledge, no tenants under any Leases have asserted, nor are there any defenses or offsets to rent accruing after Closing, and no default or breach exists on the part of Seller under the Leases.

To Seller's Knowledge, copies of the Leases that are true, correct and complete in all material respects, including all material amendments, renewals, modifications, and assignments thereof, have been made available to Purchaser.

Except as set forth on the Rent Roll, no security deposit, last month's rent or other prepaid rent has been collected from any Tenant.

Seller has not entered into any covenant, restriction or other agreement imposing affordable housing eligibility or rent restrictions.

Notwithstanding the foregoing, Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

6.1.8        Assessments. To Seller's Knowledge, Seller has received no written notice of any unpaid and delinquent (and has no knowledge of any pending or threatened) municipal liens, special assessments for public improvements, impositions or increases in assessed valuations to be made against the Property.

6.1.9        Violations of Law and Covenants. To Seller's Knowledge, Seller has not received written notice from any governmental authority of any violations or alleged violations of any federal, state, county or municipal laws, ordinances, orders, regulations and requirements affecting the Property or any portion thereof that remain uncured. To Seller's Knowledge, Seller has not received written notice from any party to any restriction, covenant or other agreement with respect to which the Property is bound of any violations of any such restriction, covenant or agreement which have not been cured.

6.1.10      Environmental Matters.

To Seller's Knowledge, Seller has received no written notice from any governmental authority of (i) any actual or potential violation of or failure to comply with any Environmental Laws with respect to the Property which remains uncorrected, or (ii) any actual or threatened obligation to undertake or bear the cost of any clean-up, removal, containment, or other remediation under any Environmental Law with respect to the Property which remains unperformed except as disclosed in the environmental reports listed in Exhibit I attached hereto (the "Environmental Reports").

     Seller has no knowledge of any environmental assessments or studies which exist with respect to the Property except for the Environmental Reports.

6.1.11         Foreign Person. Seller is not a "foreign person," "foreign trust" or "foreign corporation" within the meaning of the United States Foreign Investment in Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended.

6.1.12         No Prohibited Persons. Neither Seller nor, to Seller's Knowledge, any of its officers, directors, partners, members, Affiliates or shareholders is a person or entity: (i) that is listed in the Annex to, or is otherwise subject to the provisions of Executive Order 13224 issued on September 24, 2001 ("E013224"); (ii) whose name appears on the United States Treasury Department's Office of Foreign Assets Control ("OFAC") most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/tllsdn.pdf); (iii) who commits, threatens to commit or supports ''terrorism", as that term is defined in E013224; or (iv) who is otherwise affiliated with any entity or person listed above.

6.1.13         Equipment. Attached hereto as Exhibit J is a list of all material personal property and equipment owned or leased by Seller in connection with the operation of the Property. Seller owns and has good title to all such personal property and equipment free and clear of any liens and encumbrances (including leases) by persons claiming by, under or through Seller, except for any Service Contract that is an equipment lease and the liens and encumbrances set forth on Exhibit J.·

6.1.14         Operating Statements. The operating statements of Seller with respect to the Property for the fiscal year ended December 31, 2013 and the year-to-date interim operating statements for the period through October 31, 2014, delivered to Purchaser pursuant to this Agreement (the "Operating Statements") are the statements Seller relies on in connection with the ownership, operation, and management of the Property for the periods indicated; and are true, correct, and complete in all material respects. The Operating Statements show the aggregate leasing, locator or other fees or commissions that have been paid during the respective periods of such Operating Statement.

6.1.15         ERISA. Seller is not: (i) a plan which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), as defined in Section 3(3) of ERISA, nor a plan as defined in Section 4975(e)(l) of the Internal Revenue Code of 1986, as amended (each of the foregoing hereinafter referred to collectively as a "Plan"); (ii) a "governmental plan" as defined. in Section 3(32) of ERISA; ·or (iii) a "party in interest," as defined in Section 3(14) of ERISA, to a Plan, except with respect to plans, if any, maintained by Seller, nor do the assets of Seller constitute "plan assets" of one or more of such Plans within the meaning of Department of Labor Regulations Section 2510.3-101.

6.2           Purchaser's Representations and Warranties. Purchaser represents to Seller that, as of the Effective Date of this Agreement:

6.2.1           Organization. Purchaser is duly formed, validly existing and, if applicable, in good standing under the laws of the state of its organization, and is or will be by the Closing Date duly qualified to transact business and, if applicable, in good standing in the state in which the Property is situated.

6.2.2           Authority/Consent. Purchaser possesses all requisite power and authority, has taken all actions required by its organizational documents and applicable law, and has obtained all necessary consents, to execute and deliver this Agreement and to consummate the transactions contemplated in this Agreement. · Each individual executing this Agreement on behalf of Purchaser represents and warrants to Seller that he is duly authorized to do so.

6.2.3           ERISA Matters. Purchaser is not: (i) a Plan; (ii) a "governmental plan" as defined in Section 3(32) of ERISA; or (iii) a "party in interest," as defined in Section 3(14) of ERISA, to a Plan, except with respect to plans, if any, maintained by Purchaser, nor do the assets of Purchaser constitute "plan assets" of one or more of such Plans within the meaning of Department of Labor Regulations Section 2510.3-101. Purchaser is acting on its own behalf and not on account of or for the benefit of any Plan. Purchaser has no present intent to transfer the Property to any entity, person or Plan which will cause a violation of ERISA. Purchaser shall not assign its interest under this Agreement to any entity, person or Plan which will cause a violation of ERISA.

6.2.4           Source of Funds. Purchaser acknowledges and agrees that its obligations hereunder are not contingent upon Purchaser obtaining financing for the purchase of the Property.

6.2.5           No Prohibited Persons. Neither Purchaser nor any of its officers, directors, partners, members, Affiliates or shareholders is a person or entity: (i) that is listed in the Annex to, or is otherwise subject to the provisions of E013224; (ii) whose name appears on OFAC's most current list of "Specifically Designated National and Blocked Persons" (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http://www.treasury.gov/ofac/downloads/tl lsdn.pdf); (iii) who commits, threatens to commit or supports "terrorism", as that term is defined in E013224; or (iv) who is otherwise affiliated with any entity or person listed above

6.3           Knowledge. As used in this Agreement, or in any other agreement, document, certificate or instrument delivered by Seller to Purchaser, the phrase "to Seller's Knowledge'', "to the best of Seller's actual knowledge'', "to the best of Seller's Knowledge" or any similar phrase shall mean the actual, not constructive or imputed, knowledge of Nickolay Bochilo and Mike Aiken, who are the individual seller representatives with the most knowledge of the representations set forth herein ("Seller's Representative"), without any obligation on his part to make any independent investigation of the matters being represented and warranted, or to make any inquiry of any other persons, or to search or examine any files, records, books, correspondence and the like.

6.4           Modification of Representations, Warranties and/or Certifications. During the period from and after the Effective Date and prior to Closing, as and to the extent that (i) Purchaser obtains actual (as opposed to constructive or imputed) knowledge of facts, or (ii) Purchaser receives (or Seller receives and delivers to Purchaser) any information with respect to matters addressed in Section 6.1, which contain information or facts that are inconsistent with or different from any or all of the representations, warranties or certifications made in Section 6.1, Purchaser may elect to terminate this Agreement by written notice to Seller in which event the Deposit shall be returned to Purchaser and thereafter, neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. Notwithstanding the foregoing, Seller shall have the right to extend the Closing Date up to ten (10) business days if it wishes to seek to cause the reason for Purchaser's termination per the prior sentence to be satisfied. If Purchaser does not elect to terminate this Agreement prior to Closing on account of such matter, then the representation, warranty or certification made in this Section 6 shall be deemed to be modified and superseded by such fact or disclosure (and, in such event, Seller shall no longer have any liability hereunder with respect to that portion of the representation, warranty or certification superseded herein, as applicable).

6.5           Survival; Limitations. The representations and warranties of Seller set forth in Sections 6.1.1, 6.1.2, 6.1.4, 6.1.11, and 6.1.12 (collectively, the "Fundamental Representations") and the representations and warranties of Purchaser set forth in Section 6.2 shall survive closing for the longest period allowed by law. All other representations and warranties made by Seller herein in Section 6.1 shall survive for a period of nine (9) months after the Closing (the "Survival Period").

7.           COVENANTS OF SELLER AND PURCHASER PRIOR TO CLOSING.

7.1           Operation of Property. From the Effective Date until the Closing, Seller shall continue to lease, operate, maintain and repair the Property in its condition as of the Effective Date, reasonable wear and tear, casualty and condemnation excepted, and consistent with the practices and procedures in effect as of the Effective Date in accordance with the reasonable business judgment of Seller and its management company, provided, however, that the term of any lease (or any extension or renewal thereof) shall not exceed twelve (12) months nor be less than six (6) months. Seller will not remove any Personal Property except as may be required for necessary repair or any replacement, and replacement shall be of at least equal quality and quantity as the removed item of Personal Property.

7.2           Service Contracts. At Closing, Seller shall assign to Purchaser, and Purchaser shall assume, the Service Contracts pursuant to the Blanket Conveyance, Bill of Sale and Assignment referenced in Section 9.2.1.2 unless any such Service Contract is to be terminated pursuant to Section 5.4 hereof.

7.3           Receipt of Governmental Notices. Prior to Closing, Seller shall promptly (and in any event prior to Closing) provide Purchaser with copies of any written notices that are received by Seller's Representatives between the Effective Date and the Closing Date with respect to (i) any special assessments or proposed increases in the valuation of the Property, (ii) any condemnation or eminent domain proceedings affecting the Property, or (iii) any violation of any applicable law, including, without limitation, any Environmental Law or any zoning, health, fire, safety or other law, regulation or code applicable to the Property.

7.4           Litigation. Seller will advise Purchaser promptly (and in any event prior to Closing) of any litigation, arbitration proceeding or administrative hearing of which a Seller's Representative receives written notice and that concerns or affects the Property in any manner and that is instituted after the Effective Date except for tenant evictions filed by Seller in the ordinary course of business.

7.5           Insurance. Prior to Closing, Seller will maintain Seller's existing insurance coverage with respect to the Property for the benefit of Seller and any mortgage lender.

7.6           Casualty. Seller will advise Purchaser promptly (and in any event prior to Closing) of any casualty at the Property after the Effective Date.

8.           CONDITIONS PRECEDENT TO CLOSING.

8.1           Conditions Precedent to Purchaser's Obligation to Close. Purchaser's obligation to purchase the Property is subject to satisfaction on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Purchaser in Purchaser's sole and absolute discretion, provided that if these conditions are not fully satisfied by the Closing Date, Purchaser may elect to terminate this Agreement, in which event the Deposit shall be returned to Purchaser:

8.1.1           Covenants. Seller shall have performed and observed in all material respects all covenants and obligations of Seller under this Agreement, including, without limitation, delivery into escrow of any and all documents required pursuant to Section 9.2 and 9.3.

8.1.2           Representations and Warranties. All representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.1.3           Title. A final examination of the title to the Land and Improvements shall disclose no title exceptions except for the Permitted Exceptions, Required Cure Items and other items Seller agrees in writing to cure upon Closing, if any, matters caused by Purchaser or its activities on the Property, or other matters approved in writing by Purchaser. In addition, the Title Company shall be prepared to issue to Purchaser, at standard rates, an ALTA (2006) owner's title insurance policy in the amount of the Purchase Price (the "Title Policy"), insuring that the fee simple estate to the Property is vested in Purchaser subject only to the Permitted Exceptions, matters caused by Purchaser or its activities on the Property, or other matters approved in writing by Purchaser, free and clear of any liens securing mortgage indebtedness. Purchaser shall use all commercially reasonable efforts to cause Title Company to issue the Title Policy.

8.2           Conditions Precedent to Seller's Obligation to Close. Seller's obligation to sell the Property is subject to satisfaction, on or before the Closing Date (as such date may be extended as provided herein) of the following conditions, any of which may be waived in writing by Seller in Seller's sole and absolute discretion:

8.2.1           Covenants. Purchaser shall have performed and observed in all material respects all covenants and obligations of Purchaser under this Agreement, including, without limitation, delivery into escrow of any and all documents required pursuant to Section 9.3, and (to the extent required by any utility company) substitute utility deposits pursuant to Section 9.5.5.

8.2.2           Representations and Warranties. All representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as if made on the Closing Date.

8.3          Failure of a Condition.

8.3.1           In the event that any condition precedent to Closing has not been satisfied on or before the Closing Date, then the party who would have benefited from having such condition to Closing satisfied (the "Unsatisfied Party") shall give notice to the other of the condition or conditions that the Unsatisfied Party asserts are not satisfied. In such notice the Unsatisfied Party shall also elect either (i) to extend the Closing Date for a reasonable period of time (not to exceed 5 days) to allow the other party to satisfy the condition, (ii) to terminate this Agreement, whereupon neither party shall have any further rights or obligations hereunder (other than any obligations of either party that expressly survive termination), and the Purchaser shall be entitled to the Deposit, except if such failure of a condition is due to a default by one of the parties, in which event the non-defaulting party shall have those rights and remedies set forth in Article 11 herein, or (iii) to waive such failed condition in writing delivered to Escrow Agent and the party who failed to meet such condition, and proceed to Closing as contemplated hereunder.

8.3.2           If the transaction contemplated by this Agreement closes, the parties shall be deemed to have waived any and all unmet or unsatisfied conditions, other than any unmet or unsatisfied conditions arising out of a breach by either party of any of its representations and warranties hereunder, subject to the provisions of Section 6.4 hereof.

9.           CLOSING.

9.1           Closing Date. The consummation of the transaction contemplated hereby (the "Closing") will take place via the escrow services of the Escrow Agent or at such other location upon which Seller and Purchaser mutually agree, on or before December 18, 2014 (the "Closing Date").

9.2           Seller's Obligations at the Closing. At the Closing, Seller will do, or cause to be done, the following:

9.2.1        Closing Documents. Seller shall execute, acknowledge (if necessary) and deliver originals of the following documents to the Escrow Agent one Business Day prior to the Closing Date:

9.2.1.1  A Special Warranty Deed in the form and substance of Exhibit C, conveying the Land and Improvements to Purchaser in fee simple utilizing the legal description for the Land set forth on Exhibit A hereto, subject only to the Permitted Exceptions, and subject to the provisions of Section 3.2 above (the "Deed");

9.2.1.2  Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of Exhibit D, whereby Seller conveys to Purchaser all of Seller's right, title .and interest in and to the Personal Property, if any, free and clear of all liens and encumbrances except Permitted Exceptions (subject to the provisions of Section 3.2 above), and Seller assigns to Purchaser, and Purchaser assumes, all of Seller's rights and obligations under the Service Contracts that Purchaser elects to assume as provided in Section 5.2, Permits, Goodwill and Intellectual Property Rights, and Other Rights to the extent the same are assignable;

9.2.1.3  An Assignment of Landlord's Interest in Leases in the form and substance of Exhibit E, whereby Seller assigns to Purchaser, and Purchaser assumes, all of Seller's rights and obligations under the Leases as set forth therein;

9.2.1.4  A Certificate of Non-Foreign status (one from each individual Seller);

9.2.1.5  A certificate that all of Seller's representations and warranties in this Agreement are true and correct in all material respects as if made on the Closing Date in the form and substance of Exhibit F;

9.2.1.6  A settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser; and

9.2.1.7  An affidavit for the benefit of the Title Company in the form attached hereto as Exhibit G and incorporated herein by this reference. Seller shall also deliver to the Title Company such evidence as may be reasonably required by the Title Company with respect to (A) the authority of the person(s) executing the deed of conveyance, (B) the payment of any compensation to Seller's Broker, or (C) any such other reasonable and customary matters as may be requested by the Title Company in order to issue the Title Policy to Purchaser so long as the same are consistent with the representations made by Seller in Article 6.

9.2.2       Transfer Tax Forms. Real estate transfer tax forms and returns for the Property if required under applicable law.

9.2.3       Notices of Sale. Letters (a) executed by Seller, terminating any Service Contracts to be terminated pursuant to the terms hereof, and (b) executed in counterpart by Seller, advising the Tenants under the Leases and providers under the Service Contracts to be assumed by Purchaser of the sale of the Property to Purchaser and directing that all rents and other payments or invoices, as applicable, which shall become due and payable after the Closing Date be sent to Purchaser or as Purchaser may direct.

9.2.4       Original Property Information Documents. Seller will deliver to Purchaser originals within Seller's possession of the Leases, Service Contracts, Warranties and Permits; provided, however, that any of the Property Information located at the Property shall remain at the Property.

9.2.5       Possession. Seller will deliver possession of the Property.

9.2.6       Keys. Seller will deliver all keys in the possession or subject to the control of Seller, including, without limitation, master keys as well as combinations, card keys and cards for the security systems, if any.

9.2.7       Costs. Seller will pay all costs allocated to Seller pursuant to Section 9.5 ofthis Agreement.

9.3          Purchaser's Obligations at the Closing. At the Closing, Purchaser will do, or cause to be done, the following in connection with the Property:

9.3.1       Closing Documents. At Closing, Purchaser shall execute, acknowledge (if necessary) and deliver originals of the following documents to the Escrow Agent one Business Day prior to the Closing Date:

9.3.1.1  A Blanket Conveyance, Bill of Sale, and Assignment in the form and substance of Exhibit D;

9.3.1.2  An Assignment of Landlord's Interest in Leases in the form and substance of Exhibit E;

9.3.1.3  A certificate that all of Purchaser's representations and warranties in this Agreement are true and correct as of the Closing Date in the form and substance of Exhibit H;

9.3.1.4  A settlement statement showing all of the payments, adjustments and prorations provided for in Section 9.5 and otherwise agreed upon by Seller and Purchaser (the "Settlement Statement");

9.3.1.5  Original letters, executed in counterpart by Purchaser, as set forth in Section 9.2.3(b):

9.3.1.6  Real estate transfer tax forms and returns for the Property if required under applicable law; and

9.3.1.7  Such evidence as may be reasonably required by the Title Company with respect to the authority of the person(s) executing the documents required to be executed by Purchaser or on behalf of Purchaser, and such other reasonable and customary documents and information as the Title Company may require in order to issue the Title Policy to Purchaser.

9.3.2           Payment of Consideration. Purchaser will pay to Seller the Purchase Price in accordance with Article 2 of this Agreement, as adjusted in accordance with the provisions of this Agreement.

9.3.3           Costs. Purchaser will pay all costs allocated to Purchaser pursuant to Section 9.5 of this Agreement.

9.4           Escrow. The delivery of the documents and the payment of the sums to be delivered and paid at the Closing shall be accomplished through an escrow with the Escrow Agent. Escrow Agent shall not deliver or record any documents or disburse any funds until Escrow Agent receives written confirmation from authorized representatives of each of Seller and Purchaser that all conditions to Closing have been satisfied or waived.

9.4.1           Defeasance Cooperation. To assist with the timing of Seller's defeasance of its existing loan, by close of business one Business Day before the Closing Date, Purchaser shall deliver to Escrow Agent the funds required of Purchaser pursuant to the Settlement Statement.

9.5          Costs and Adjustments at Closing.

9.5.1           Expenses. Purchaser shall pay (a) all recording costs incurred in connection with recording the Deed, (b) all costs relating to the Title Commitment and title searches described in Section 3.2, including, without limitation, the title premium for, and cost of any endorsements to, the Title Policy requested by Purchaser, (c) all costs incurred by Purchaser in connection with Purchaser's financing of Purchaser's acquisition of the Property, and (d) the cost of the survey described in Section 3.2 hereof. Seller shall pay (i) any deed stamps or transfer tax imposed on the sale of the Property, (ii) all recording costs for any title clearing instruments, and (iii) any fees, charges or defeasance costs associated with Seller's loan. The settlement fees of the Escrow Agent shall be paid one-half by Seller and one-half by Purchaser. Seller and Purchaser shall each pay their respective attorneys' fees. All other costs and expenses of the transaction contemplated hereby shall be borne in accordance with customary conveyancing practice for the municipality in which the Property is located. The costs described in this Section 9.5 shall be referred to herein as the "Closing Costs."

9.5.2           Proration Schedule. Seller shall prepare a proposed proration schedule for the Property (the "Proration Schedule") and deliver it to Purchaser at least two (2) business days prior to the Closing Date, including the items specified below and any other items the parties determine necessary.

9.5.3           Real Estate and Personal Property Taxes. Real estate, personal property and ad valorem taxes for the year of Closing will be prorated between Seller and Purchaser as of midnight of the day prior to the Closing Date on the basis of actual bills therefor, if available. If such bills are not available, then such taxes shall be prorated on the basis of the most currently available tax bills and, thereafter, promptly reprorated upon the availability of actual bills for the applicable period. All rebates or reductions in taxes received subsequent to Closing, net of reasonable out-of-pocket costs of obtaining the same, shall be prorated as of the Closing, and promptly remitted to the appropriate party; provided, however Seller shall have the right to commence and control any contest of any taxes or assessments for the Property due and payable during the tax year in which Closing occurs (but only if such contest is commenced prior to Closing) and all prior tax years. The current installment of all special assessments, if any, which are a lien against the Property at the time of Closing and are being or may be paid in installments shall be prorated as of 12:01 a.m. on the Closing Date. If the Property has been assessed for property tax purposes at such rates as could result in "roll-back" taxes upon changes in land usage or ownership of the Property during Seller's ownership, then Seller agrees to pay all such taxes. Seller shall have no liability with respect to any “roll-back” taxes upon changes in land usage or ownership of the Property prior to Seller’s ownership or after Closing.

9.5.4           Lease Security Deposits and Rents. Purchaser shall receive from Seller a credit against the Purchase Price in the amount of any refundable cash security deposits paid pursuant to the Leases and not yet refunded to tenants. After Closing, Purchaser shall be responsible for maintaining as security deposits the aggregate amount so credited to Purchaser in accordance with the provisions of the Leases relevant thereto. All rents and other similar payments under the Leases actually received by Seller prior to the Closing Date and applicable to any period of time after Closing shall be prorated as of 12:01 a.m. on the Closing Date (together with any applicable state or local tax thereon). If any such rents and other income are actually received by Purchaser or Seller after the Closing, all such amounts shall first _be applied to the reasonable out-of-pocket costs of collection of the party receiving the same, then to post-closing rents due to Purchaser that are past due (and, in the case of any amounts received by Seller, immediately paid by Seller to Purchaser to be so applied), and the balance shall be immediately paid by Purchaser to Seller. Purchaser shall make a good faith effort and attempt to collect any such rents and other amounts and other income not apportioned at the Closing for the benefit of Seller, provided, however, that Purchaser shall not be required to expend any funds, terminate any lease or any tenant's occupancy, or institute any litigation in its collection efforts. If any delinquent rents remain outstanding ninety (90) days after Closing, then Seller shall have the right to collect such delinquent rents directly from a tenant by any legal means; provided, however, that Seller shall have no right to (x) terminate any Lease or any tenant's occupancy under any Lease in connection therewith, or (y) take any action against any tenant so long as such tenant remains a tenant at the Property.

9.5.5           Utilities. Water, sewer, electric and other utility charges shall be prorated as of 12:01 a.m. on the Closing Date. If the bill for any of the foregoing will not have been issued as of 12:01 a.m. on the Closing Date, the charges therefor shall be prorated at the Closing Date on the basis of the charges of the prior period for which such bills were issued. Seller and Purchaser shall cooperate to cause the transfer of utility accounts from Seller to Purchaser. Seller shall be entitled to retain any utility security deposits to be refunded (or Seller may receive a credit at Closing, at Purchaser's option). At Closing, Purchaser shall post substitute utility security deposits to replace those previously paid by Seller or, if the utility provider will not refund such deposits to Seller, Seller shall receive a credit therefor by Purchaser at Closing. Any transfer fees required with respect to any such utility shall be paid by or charged to Purchaser.

9.5.6           Insurance Policies. Premiums on insurance policies will not be prorated. As of the Closing Date, Seller will terminate its insurance coverage and Purchaser will affect its own insurance coverage.

9.5.7           Service Contract Income. All amounts due and payable to the owner of the Property after the Closing Date under any of the Service Contracts being assumed by Purchaser shall be the sole property of Purchaser.

9.5.8           Utility Income. All utility income pertaining to the Property will be prorated as of 12:01 a.m. on the Closing Date.

9.5.9           Service Contract Expenses and Other Expenses. All operating expenses for or pertaining to the Property, including, but not limited to, public utility charges, maintenance, service charges and payments under Service Contracts being assumed and lease commissions, will be prorated as of 12:01 a.m. on the Closing Date. Wages and benefits to employees of Seller's property manager shall be the sole responsibility of Seller.

9.5.10         Locator Fees. All locator fees and brokerage commissions with respect to Leases, including, without limitation, any such fees or commission due upon any renewal or extension of the term of any Lease, first due and payable as of the Closing Date, shall be paid by Seller at Closing (if due prior to Closing) or credited to Purchaser at Closing (if due on or after Closing) if the term of the Lease or such renewal or extension commences prior to Closing. All locator fees and brokerage commissions with respect to Leases, including, without limitation, any such fees or commission due upon any renewal or extension of the term of any Lease, shall be paid by Purchaser if the term of the Lease or such renewal or extension period commences after the Closing.

9.5.11         Cable Contracts. All monthly or other periodic payments collected under any cable or satellite television or internet service contract shall be prorated based upon the month (or other payment period) in which Closing occurs. Uncollected payments shall not be prorated.

9.5.12         Rent-Ready Condition. Seller shall cause any unit in the Property which becomes vacant six (6) (or more) days prior to Closing and which remains vacant as of the Closing Date to satisfy the following requirements: (i) be clean; (ii) have been repainted since the date that the prior tenant vacated; (iii) have appliances in good working order; (iv) have carpeting replaced or cleaned, if appropriate; and (v) otherwise to be in "rent-ready" condition. Purchaser shall be entitled to a credit at Closing in the amount of $750 for each such vacant unit that does not satisfy the foregoing requirements.

9.5.13         Post-Closing Adjustment. If the Closing shall occur before the actual amount of utilities or other operating expenses or revenue with respect to the Property for the month (or other applicable period) in which the Closing occurs are determined, then the adjustment or the apportionment of such amounts shall be upon the basis of a reasonable estimate by Seller of such amounts for such month (or other applicable period). Subsequent to the Closing, when the actual amounts with respect to the Property for the month (or other applicable period) in which the Closing occurs are determined (but in any event no later than ninety (90) days after Closing), the parties agree to adjust the proration of such amounts and, if necessary, to refund or repay such sums as shall be necessary to effect such adjustment.

9.5.14         Reporting Person. If requested in writing by either party, the Escrow Agent shall confirm its status as the "Reporting Person" in writing, which such writing shall comply with the requirements of Section 6045(e) of the United States Code and the regulations promulgated thereunder.

9.5.15         Survival. In making the prorations required by this Section 9.5, the economic burdens and benefits of ownership of the Property for the Closing Date shall be allocated to Purchaser. The provisions of this Section 9.5 shall survive termination of this Agreement or Closing.

10.          RISK OF LOSS, DAMAGE, CONDEMNATION.

10.1         Risk of Loss. Risk of loss for damage to the Property, or any part thereof, by fire or other casualty from the Effective Date until Closing will be on Seller. Upon Closing, full risk of loss with respect to the Property will pass to Purchaser.

10.2         Damage. Seller shall promptly deliver to Purchaser written notice of any casualty or taking involving the Property.

10.3         Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not "major" (as hereinafter defined), this Agreement shall remain in full force and effect and the repairs shall be completed in accordance with Section 10.5 hereof.

10.4         Major Damage. In the event of a "major" loss or damage, Purchaser may terminate this Agreement by written notice to Seller, in which event the Deposit shall be returned to Purchaser and thereafter, neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination. If Purchaser does not elect to terminate this Agreement within 10 days after Seller sends Purchaser written notice of the occurrence of "major" loss or damage, then Purchaser shall be deemed to have elected to proceed with Closing and the repairs shall be completed in accordance with Section 10.5 hereof.

10.5         Continued Agreement.  If this Agreement is not terminated pursuant to Section 10.4 hereof and if prior to Closing Seller fails to perform all repairs necessary to bring the Property to its condition immediately prior to such loss or damage, Seller shall assign to Purchaser all of Seller's right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies (including, without limitation, any lost rent or .income insurance with respect to the period on or after Closing) or condemnation awards relating to the Property, except to the extent needed to reimburse Seller for reasonable out-of-pocket sums it expended prior to the Closing for the restoration or repair of such Property or in collecting such insurance proceeds or condemnation awards. If any condemnation or eminent domain award (or any portion thereof) is not assignable, Purchaser shall be entitled to a credit at Closing in the amount of the non-assignable portion of the award. In the event that Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs prior to Closing. If Seller assigns a casualty or condemnation claim to Purchaser, at Closing Purchaser shall be credited with any applicable insurance deductibles. If Purchaser does not have the option to terminate this Agreement upon the event of a casualty loss (meaning if the casualty loss is less than One Million Two Hundred Thousand Dollars and 00/100 ($1,200,000.00)) and such loss is uninsured, then Purchaser shall be entitled to a credit at Closing equal to the sum of (x) the cost (as reasonably estimated by Purchaser and Seller) to repair and restore the Property to the condition that the same was in prior to such loss, plus (y) an amount equal to the lost rent expected to be incurred during the period of repair or restoration (as reasonably estimated by Purchaser and Seller). If such proceeds or awards have not been collected as of the Closing, then such proceeds or awards shall be assigned to Purchaser at Closing, except to the extent needed to reimburse Seller for sums it expended prior to the Closing for the restoration or repair of such Property. The terms of this Section 10.5 shall be subject to the rights of any mortgagee or lender under any mortgage, deed of trust or similar document encumbering the Property, unless any such mortgagee or lender acknowledges in a signed document satisfactory to Seller and Purchaser that such mortgagee or lender will not take possession of or otherwise require any such proceeds or awards to be used in a particular manner. In the event any such mortgagee or lender refuses to provide any such signed document, or requires that any casualty, or condemnation proceeds or awards be used pursuant to the terms of any mortgage, deed of trust or similar document (including use for restoration of the Property), Seller shall notify Purchaser thereof ("Seller's Notice") and then Purchaser shall have the right to terminate this Agreement upon written notice to the other no later than 5 days following Seller's Notice or the Closing Date, whichever first occurs. If this Agreement is not terminated as provided in the previous sentence, Seller shall credit Purchaser at Closing with an amount equal to the amount of any proceeds or awards applied by any such mortgagee or lender to the indebtedness secured by any mortgage, deed of trust or similar document encumbering the Property (in addition to credit for insurance deductibles and the cost to repair or restore any uninsured loss as expressly provided above). In the event this Agreement is terminated pursuant to the terms of this Section 10.5, the Deposit shall be returned to Purchaser and thereafter, neither party will have any further rights or obligations hereunder, except for any obligations that expressly survive termination.

10.6        Definition of Major Loss. For purposes of Section 10.3 and Section 10.4 hereof, "major" loss or damage refers to the following: (i) loss or damage to the Property or any portion thereof such that the cost of repairing or restoring the Property to a condition substantially similar to that of the Property prior to the event of damage would be, in the written opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than One Million Two Hundred Thousand Dollars and 00/100 ($1,200,000.00) and (ii) any loss due to a condemnation which (x) results in a condemnation or taking award equal to or greater than One Million Two Hundred Thousand Dollars and 00/100 ($1,200,000.00), or (y) permanently and materially impairs the current use of the Property, parking at the Property, or access to the Property. If Purchaser does not give notice to Seller of Purchaser's reasons for disapproving an architect within 5 Business Days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller.

11.        REMEDIES AND ADDITIONAL COVENANTS.

11.1         Seller Default. In the event that, prior to Closing, Seller breaches any ·of its representations or warranties or fails to perform any of its covenants in any material respect, and such breach or failure shall continue for a period of five (5) days after notice thereof from Purchaser, then Purchaser's sole and exclusive remedy shall be either (a) to file an action to obtain specific performance of Seller's obligation to perform in accordance with this Agreement, or (b) declare this Agreement terminated and receive a return of the Deposit plus, in the event of an Intentional Seller Default (as defined below), recover Purchaser's third-party out-of-pocket expenses actually incurred in connection with the transaction contemplated by this Agreement up to a maximum amount of Fifty Thousand and 00/100 Dollars ($50,000.00). As used herein, "Intentional Seller Default" means an intentional and deliberate act or omission of Seller taken (or omitted) on or after the Effective Date that is intended to result in, and does result in, Purchaser's inability to consummate the transaction contemplated in this Agreement. If Purchaser elects to terminate this Agreement under the foregoing clause (b), then upon such return of the Deposit (and payment of such costs in the event of an Intentional Seller Default), all rights and obligations of the parties under this Agreement shall expire (except for such provisions as expressly survive the expiration or the termination hereof or as otherwise expressly provided herein), and this Agreement shall become null and void.

Notwithstanding anything to the contrary contained in this Agreement, Purchaser agrees that its recourse against Seller under this Agreement or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the Property or this transaction, shall be strictly limited to the Liability Cap and that in no event shall Purchaser seek or obtain any recovery or judgment against any of Seller's other assets (if any) or against any of Seller's members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing. Purchaser agrees that Seller shall have no post closing liability to Purchaser for any breach of Seller's covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the property or this transaction unless the claims for all such breaches are made prior to the expiration of the Survival Period (except for claims for Fundamental Representations which may be made at any time post-closing), and collectively total more than $25,000.00 (the "Liability Threshold") in which event the full amount of such valid claims shall be actionable, up to the cap set forth in the following sentence. Further, Purchaser agrees that any recovery against Seller for any breach of Seller's covenants, representations or warranties hereunder or under any other agreement, document, certificate or instrument delivered by Seller to Purchaser, or under any law applicable to the Property or this transaction made after Closing, shall be limited to Purchaser's actual damages not in excess of Three Hundred Seventy Six Thousand Seven Hundred and 00/00 Dollars ($376,700.00) (the "Liability Cap"); provided, however, that neither the Liability Threshold nor the Liability Cap shall apply to any claim for breach of any Fundamental Representation or the representations and warranties in Section 12.1 hereof.

11.2         Purchaser Default. The parties acknowledge and agree that if Purchaser breaches any of its representations or warranties or fails to perform any of its covenants in any material respect it would be extremely difficult to ascertain the extent of the actual detriment Seller would suffer as a result of such breach and/or failure. Consequently, if Purchaser breaches any of its representations or warranties, fails to perform any of its covenants in any material respect, or otherwise defaults in its obligations hereunder, and such breach or failure shall continue for a period of 10 Business Days after notice thereof from Seller, then Seller shall be entitled to terminate this Agreement by giving written notice thereof to Purchaser prior to or at the Closing, in which event the Deposit shall be paid to Seller as fixed, agreed and liquidated damages, and, after the payment of the Deposit to Seller, neither Seller nor Purchaser will have any further rights or obligations under this Agreement, except for any obligations and indemnities that expressly survive termination.         '

11.3         Environmental Release by Purchaser. Without limiting any rights that Purchaser may have for breach of Seller's representations at warranties set forth in this Agreement, Purchaser hereby agrees that, if at any time after the Closing, any third party or any governmental agency seeks to hold Purchaser responsible for the presence of, or any loss, cost or damage associated with, Hazardous Materials in, on, above or beneath the Property or emanating therefrom, then the Purchaser waives any rights it may have against Seller in connection therewith including, without limitation, under CERCLA or RCRA, and Purchaser agrees that it shall not (i) implead the Seller, (ii) brig a contribution action or similar action against the Seller, or (iii) attempt in any way to hold the Seller responsible with respect to any such matter. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, nothing contained in this Agreement shall constitute an Agreement by Purchaser to indemnify, defend or hold Seller or any of Seller's affiliates harmless from or against any claim, loss, damage, liability, cost or expense (including, without limitation, attorneys' fees and costs) brought by any third party or governmental authority against Seller or any of Seller's affiliates. The provisions of this Section 11.3 shall survive the Closing. As used herein, "Hazardous Materials" shall mean and include, but shall not be limited to any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantitated concentration, chemical, or active, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, mold, any hazardous or toxic waste or substances which are included under or regulated (whether now existing or hereafter enacted or promulgated, as they may be amended from time to time) including, without limitation, CERCLA, RCRA, and similar state laws and regulations adopted thereunder.

11.4 Delivery of Materials. Notwithstanding anything contained in this Agreement to the contrary, if this Agreement is terminated for any reason whatsoever, then Purchaser shall promptly deliver to Seller, or at Seller's option, destroy all Property Information provided to Purchaser by Seller, including copies thereof in any form whatsoever, including electronic form; provided, however, that Purchaser shall be permitted to retain one copy thereof for purposes of complying with Purchaser's document retention policies or legal requirements or for litigation purposes. The obligations of Purchaser under this Section 11.4 shall survive any termination of this Agreement.

12.         BROKERAGE COMMISSION.

12.1         Brokers. Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction except for CBRE and Bell Partners Inc. (an affiliate of Seller) (collectively, "Seller's Broker") and that Seller has not taken any action that would result in any real estate broker's or finder's fees or commissions being due and payable to any party other than Seller's Broker with respect to the transaction contemplated hereby. Seller will be solely responsible for the payment of Seller's Broker's commission in accordance with the provisions of a separate agreement and Purchaser shall have no obligations or liabilities relative to such commissions. Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any agreement with any real estate broker, agent, finder, or any party in connection with this transaction, and that Purchaser has not taken any action that would result in any real estate broker's or finder's fees or commissions being due or payable to any party with respect to the transaction contemplated hereby.

12.2         Indemnity. Each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including, without limitation, reasonable attorneys' fees) paid or incurred by the other party by reason of a breach of the representation and warranty made by such party under this Article 12

12.3 Survival. Notwithstanding anything to the contrary contained in this Agreement, the representations, warranties and indemnities set forth in this Section 12 shall survive the Closing.

13.         NOTICES.

13.1         Written Notice. All notices, demands and requests that may be given or that are required to be given by either party to the other party under this Agreement must be in writing given to the applicable party's address set forth in Section 13.3.

13.2         Method of Transmittal. All notices, demands, requests or other communications required or permitted to be given hereunder must be sent by (i) personal delivery, (ii) FedEx or a similar nationally recognized overnight courier service, or (iii) electronic mail with a copy to follow by facsimile, or (iv) certified mail, return receipt requested. Any such notice, request, demand, tender or other communication shall be deemed to have been duly given: (a) if served in person, when served; (b) if sent by electronic mail and facsimile upon completion of transmission; (c) if by overnight courier, on the first Business Day after delivery to the courier; or (d) if by certified mail, return receipt requested, upon receipt. Rejection or other refusal to accept, or inability to deliver because of changed postal address, email address or facsimile number of which no notice was given, shall be deemed to be receipt of such notice, request, demand, tender or other communication.

13.3         Addresses. The addresses for proper notice under this Agreement are as follows:

Purchaser:	Seller:

c/o Eaton Vance Real Estate Group	c/o Bell Partners Inc.
Two International Place	700 S. Washington Street, Ste. 250
Boston, MA 02110	Alexandria, VA 22314
Attn: Brian F. Shuell
Attn: Nickolay Bochilo
Phone: 617-672-8938	Phone: (336) 232-1909
Facsimile: 617-672-2021	Facsimile: (336) 232-4909
E-Mail: bshuell@eatonvance.com	E-Mail: nbochilo@bellpartnersinc.com

WITH A COPY TO:	WITH A COPY TO:

c/o Eaton Vance Real Estate Group	Schell Bray PLLC
Two International Place	230 N. Elm Street, Suite 1500
Boston, MA 02110	Greensboro, North Carolina 27401
Attn: Jennifer J. Madden, Esq.	Attn: Thomas P. Hockman
Phone: 336-370-8800
Phone: 617-672-8018	Facsimile: 336-370-8830
Facsimile: 617-672-2021	E-Mail: thockman@schellbray.com
E-Mail: jmadden@eatonvance.com

WITH A COPY TO:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attn: Sean T. Boulger, Esq.

Phone: 617-526-6870
Facsimile: 617-526-5000
E-Mail: sean.boulger@wilmerhale.com

ESCROW AGENT:

Commonwealth Land Title Insurance Company
265 Franklin Street, 8th Floor Boston,
MA 02110
Attn: Robert J. Capozzi
Phone: 617-619-4808
E-Mail:Robert.capozzi@fnf.com

Any party may from time to time by written notice to the other party designate a different address for notices within the United States of America.

14.         ASSIGNMENT.

This Agreement shall not be assigned by either party without the prior consent of the other, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, Purchaser shall have the right to assign this Agreement without the prior written consent of Seller to an entity controlling, controlled by, or under common control with Purchaser; however, such assignment shall be effective only when a fully executed counterpart thereof is delivered to Seller bearing the signatures of assignor and assignee and including an express assumption by assignee of all liability and other obligations of Purchaser hereunder. For purposes hereof, "control" shall be deemed to mean ownership of not less than fifty percent (50%) of all of the legal and equitable interest in any other business entity or the right or power to cause the direction of management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise. In the event of an assignment of this Agreement by Purchaser pursuant to this Section 14, Purchaser shall remain primarily liable for and shall not be released from any obligations, indemnities and liabilities hereunder, including such obligations, indemnities and liabilities that expressly survive Closing hereunder.

15.         MISCELLANEOUS.

15.1         Entire Agreement. This Agreement embodies the entire agreement between the parties and cannot be varied except by the written agreement of the parties and supersedes all prior agreements and undertakings.

15.2         Modifications. This Agreement may not be modified except by the written agreement of the parties.

15.3         Gender and Number. Words of any gender used in this Agreement will be construed to include any other gender and words in the singular number will be construed to include the plural, and vice versa, unless the context requires otherwise.

15.4         Captions. The captions used in connection with the Articles, Sections and Subsections of this Agreement are for convenience only and will not be deemed to expand or limit the meaning of the language of this Agreement.

15.5         Successors and Assigns. This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns permitted hereunder.

15.6         Controlling Law. This Agreement will be construed under, governed by and enforced in accordance with the laws of the state where the Property is located.

15.7         Exhibits. All exhibits, attachments, annexed instruments and addenda referred to herein will be considered a part hereof for all purposes with the same force and effect as if copied verbatim herein.         ·

15.8         No Rule of Construction. Seller and Purchaser have each been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by both Seller and Purchaser, and no rule of construction will be invoked respecting the authorship of this Agreement.

15.9         Time of Essence. Time is important to both Seller and Purchaser in the performance of this Agreement, and both parties have agreed that time is of the essence with respect to the obligations of the parties hereunder and to any date set out in this Agreement.

15.10         Business Days. "Business Day" means a day other than a Saturday, Sunday, federal holiday or other day on which commercial banks in the state in which the Property is located are authorized or required by law or executive order to close. If the final date of any period set out in any paragraph of this Agreement falls on a day that is not a Business Day, then, and in such event, the time of such period will be extended to the next Business Day.

15.11         Confidentiality. Purchaser shall not record this Agreement or any memorandum hereof. Each party shall hold all information related to this transaction in strict confidence and will not disclose same to any person other than members, directors, officers, prospective partners, investors, employees and agents of each, as well as to consultants, attorneys, banks or other third parties working with such party in connection with the transaction ("Related Parties"), in each case who need to know such information for the purpose of consummating this transaction. This prohibition will not be applicable to disclosure of information required by applicable law, rule or regulation.

  Purchaser and Seller agree to indemnify, defend and hold the other harmless or to cause assignees and designees to indemnify, defend and hold such other party harmless from and against any liability, suits, cause of action, proceeding, loss, damage, cost or expenses, including, but not limited to, reasonable attorneys' fees and costs incurred or sustained by such party in the event of a breach by such party of the prohibitions set forth in this Section 15.11.

  The provisions of this Section will not survive the Closing but will survive the termination of this Agreement pursuant to the terms hereof.

15.12         Attorneys' Fees and Costs. In the event either party is required to resort to litigation to enforce its rights under this Agreement, the prevailing party in such litigation will be entitled to collect from the other party all reasonable costs, expenses and attorneys' fees incurred in connection with such action.

15.13         Counterparts. This Agreement may be executed in multiple counterparts which shall together constitute a single document. However, this Agreement shall not be effective unless and until all counterpart signatures have been obtained. A facsimile transmission of an original signature shall be binding hereunder.

15.14         Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY EITHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF SELLER AND PURCHASER HEREUNDER, PURCHASER'S OWNERSHIP OR USE OF THE PROPERTY, AND/OR ANY CLAIMS OF INJURY OR DAMAGE.

15.15         IRC Section 1031 Tax Deferred Exchange. The parties acknowledge that it may be the intent of each party to complete an Internal Revenue Code Section 1031 Tax Deferred Exchange (an "Exchange"). Seller and Purchaser agree to cooperate in the manner necessary to complete said Exchange at no additional cost or liability to either Seller or Purchaser. Each party agrees to cooperate with the other's assignees and designees by taking any action which may be reasonably and lawfully requested in structuring the sale of the Property as a tax deferred exchange, provided that (i) neither party shall be required to pay any increased costs solely as a result of so cooperating, (ii) neither party makes any representation or warranty whatsoever that the transaction will qualify as a tax deferred exchange, and (iii) closing shall be accomplished through an exchange agent. Each party agrees to indemnify, defend and hold the other harmless or to cause assignees and designees to indemnify, defend and hold the other harmless from and against any liability, suits, cause of action, proceeding, loss, damage, cost or expenses, including, but not limited to, reasonable attorneys' fees and costs incurred or sustained by such other party in cooperating with the structuring of this transaction as a tax deferred exchange; provided, however, that the foregoing indemnification shall not extend to any loss, damage or expense that such party would have incurred had this transaction not been structured as a tax deferred exchange.

15.16         Non-Solicitation of Employees Prior to Expiration of the Study Period. Purchaser acknowledges and agrees that, prior to the expiration of the Study Period, without the express written consent of Seller, neither Purchaser nor any of Purchaser's employees, affiliates or agents shall solicit any of Seller's employees or any employees located at the Property for potential employment; provided, however, that the foregoing will not restrict Purchaser's ability to have discussions with Seller's property manager in connection with Purchaser's due diligence and inspections relating to the Property pursuant to this Agreement. Seller shall have the right, at its election, to have a representative present during any discussion by Purchaser or any of its employees, affiliates or agents with Seller's property manager. Purchaser shall be permitted to have discussions with Seller's property manager at any time about engaging such property manager to continue to serve in such capacity following Closing.

16.         AS IS AND RELEASE.

16.1         Except for the representations and warranties of Seller set forth in this Agreement and the documents, instruments, and agreements delivered by Seller at Closing (collectively, the "Seller's Representations"), the Property is expressly purchased and sold "AS IS," "WHERE IS," and "WITH ALL FAULTS." The Purchase Price and the terms and conditions set forth herein are the result of arm's-length bargaining between entities familiar with transactions of this kind, and said price, terms and conditions reflect the fact that Purchaser shall not have the benefit of, and is not relying upon, any information provided by Seller or Seller's Broker or statements, representations or warranties, express or implied, made by or enforceable directly against Seller or Seller's Broker, including, without limitation, any relating to the value of the Property, the physical or environmental condition of the Property, any state, federal, county or local law, ordinance, order or permit; or the suitability, compliance or lack of compliance of the Property with any regulation, or any other attribute or matter of or relating to the Property (except as for Seller's Representations). Purchaser agrees that Seller shall not be responsible or liable to Purchaser for any defects, errors or omissions, or on account of any conditions affecting the Property except for Seller's Representations. The provisions of this Section 16 shall survive the Closing and delivery of the Deed to Purchaser; provided, however, that nothing in this Section 16 shall be interpreted to modify or alter in any manner or to any degree the terms and limitations of Section 6.5.

16.2         Except as set forth in this Agreement, Purchaser hereby waives, releases and forever discharges Seller, its affiliates, subsidiaries, officers, directors, shareholders, employees, independent contractors, partners, representatives, agents, successors and assigns (collectively, the "Released Parties"), and each of them, from any and all causes of action, claims, assessments, losses, damages (compensatory, punitive or other), liabilities, obligations, reimbursements, costs and expenses of any kind or nature, actual, contingent, present, future, known or unknown, suspected or unsuspected, including, without limitation, interest, penalties, fines, and attorneys' and experts' fees and expenses, whether caused by, arising from, or premised, in whole or in part, upon Seller's acts or omissions, and notwithstanding that such acts or omissions are negligent or premised in whole or in part on any theory of strict or absolute liability, which Purchaser, its successors or assigns or any subsequent purchaser of the Premises may have or incur in any manner or way connected with, arising from, or related to the Premises, including, without limitation, (i) the environmental condition of the Premises, or (ii) actual or alleged violations of environmental laws or regulations in connection with the Premises and/or any property conditions. Subject to and without limiting Purchaser's rights with respect to any breach of any Seller Representation, Purchaser agrees, represents and warrants that the matters released herein are not limited to matters which are known, disclosed, suspected or foreseeable, and Purchaser hereby waives any and all rights and benefits which it now has, or in the future may have, conferred upon Purchaser by virtue of the provisions of any law which would limit or detract from the foregoing general release of known and unknown claims. The provisions of this Section 16.2 shall survive the Closing or termination of this Contract.

16.3         Post-Closing Access to Books and Records. The parties agree that for a period beginning on the date the Property is conveyed by Seller to Purchaser until the earlier of the time the Property is transferred by Purchaser or the date that is six (6) years after the Closing Date, except as otherwise herein expressly provided, Seller and Bell Partners Inc., their successors and assigns and their representatives shall have reasonable access to all books, records and tenant files actually maintained and retained by Purchaser in its sole discretion as reasonably necessary to enable Bell Partners Inc. or Seller to (i) prepare and file any and all tax returns; (ii) respond to any and all written inquiries from a federal, state or local regulatory agency concerning the Property or a resident; (iii) respond to and conduct all federal, state, or local tax audits, or other tax determinations or proceedings directly relating to Seller's ownership or Bell Partner Inc.'s management of the Property, or (iv) respond to and defend any litigation or similar claims, all to the extent that such access may be reasonably necessary in connection with matters relating to the operations of Bell Partners Inc. or Seller prior to the Closing Date. Such access shall be afforded by Purchaser upon receipt of reasonable advance written notice and shall occur during normal business hours, subject to reasonable scheduling accommodations required by Purchaser. Bell Partners Inc. shall be solely responsible for any costs or expenses incurred by it pursuant to the exercise of the right of access. Nothing contained herein shall require Purchaser to maintain (or make available) the books, records and tenant files at any particular location. Purchaser shall have the right to make photocopies of all requested books, files and records and deliver such copies to Bell Partners Inc. at Bell Partners Inc.' s expense, in lieu of granting Bell Partners Inc. or Seller physical access to such books, records and files. Purchaser shall at all times retain the right to possession of the original books, records and files. Purchaser shall have the right to dispose of any of such books, records or files prior to the expiration of such six-year period in accordance with Purchaser's document retention policies, as the same may be modified at any time and from time to time.

17.         Condominium Conversion. Purchaser represents to Seller that Purchaser is contemplating purchasing the Property for investment purposes and not for the purpose of converting the Property to a multifamily residential· condominium. Purchaser and any assignee of Purchaser (permitted in accordance with the provisions of this Agreement) agrees to indemnify, defend and hold Seller harmless from and against any and all damages, losses, costs, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever attributable to claims asserted by purchasers of individual condominium units in the event Purchaser has converted the Property to a condominium form of ownership at any time during a period of five (5) years following the Closing, including without limitation any and all claims by, through or under any purchaser of a condominium unit, their successors or assigns, any owner's association, their successors and assigns. The foregoing indemnification shall not be binding upon (i) any lender providing financing for Purchaser (or any of its assignees), (ii) any of such lender's successors or assigns, or (iii) any person acquiring the Property by foreclosure or deed in lieu of foreclosure (or any of such person's successors or assigns). The foregoing indemnification shall survive Closing or the termination of this Agreement

18.         Radon Gas Notice. Seller hereby makes, and Purchaser hereby acknowledges, the following notification:

RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in multi-family buildings. Additional information regarding radon and radon testing may be obtained from your county public health unit.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Purchase and Sale Agreement as of the date first written above.

SELLER:

BELL BR WATERFORD CROSSING JV, LLC, a
Delaware limited liability company

By:	BR Waterford JV Member, LLC, its Manager

	By:	/s/ Jordan Ruddy
	Name:	Jordan Ruddy
	Tititle:	Authorized Signatory

BELL HNW WATERFORD, LLC, a Delaware
limited liability company

By:	Bell HNW Nashville Portfolio, LLC,
a North Carolina limited liability company, its Sole Member and Manager

	By:	Bell Partners Inc.
a North Carolina corporation, its Manager

		By:	/s/Nickolay Bochilo
		Name:	Nickolay Bochilo
		Title:	SVP Investments

PURCHASER:

BEL HENDERSONVILLE LLC, a Delaware
limited liability company

By:	/s/ Jennifer J. Madden
Name:	Jennifer J. Madden
Title:	Authorized Signatory

Schedule of Exhibits and Schedules:

Schedule 1.4 -Rent Roll

Schedule 1.5 - Service Contracts

Schedule 4 – Property Information

Schedule 6.1.3 - Litigation

Exhibit A -Legal Description

Exhibit B -Escrow Agreement

Exhibit C -Form of Special Warranty Deed

Exhibit D - Form of Blanket Conveyance, Bill of Sale and Assignment

Exhibit E -Form of Assignment of Landlord's Interest in Leases

Exhibit F - Seller's Closing Certificate

Exhibit G - Title Affidavit

Exhibit H - Purchaser's Closing Certificate

Exhibit I - List of Environmental Reports

Exhibit J List of Personal Property and Equipment

Schedule 1.4

RENT ROLL

SEE ATTACHED

Schedule 1.5

LIST OF SERVICE CONTRACTS

SEE ATTACHED

BELL PARTNERS
REAL ESTATE INVESTMENT & MANAGEMENT

Bell Hendersonville

SERVICE CONTRACTS SUMMARY

Nov-14

SERVICE	VENDOR	COMMENTS
APPLIANCES		
Laundry	Mac-Gray	
Appliance repairs	Appliance Warehouse	Bell National Contract and cannot be assigned. Will be terminated at closing.
LAWNS / CONTRACT		
Landscaping	Color Burst Landscaping	
Extermination	ACE Exterminating	
Alarm Monitoring / Protection Service	ADT	Contract signed 01/20/2010 for five years. Buyer must assume.
Termite Service/Bond	ACE Exterminating	Contract Expires 09/2015. Buyer must assume.
Alarm Monitoring / Protection Service	Security Central	
UTILITIES		
Cable TV	Comcast	Contract dated 4/1/2008 for ten years. Buyer must assume.
Trash Hauler - 2 compactors owned by property	Clarksville Disposal	
Compactor Repairs	A&O Compactor Repair	
Trash Broker	Waste Reduction	Bell National Contract and cannot be assigned. Will be terminated at closing.
Electricity Revert to Owner Agreement	Nashville Electric Service	Revert to Owner Agreement Will be terminated at closing.
Water	National Water & Power (NWP)	Bell National Contract and cannot be assigned. Will be terminated at closing.
REPAIRS / MAINTENANCE		
Alarm/Sprinkler/Fire Equipment and Insp.	Pye Barker	No binding contract, verbal only. No termination provisions. Will be terminated at closing and Buyer can call to reinstate inspection services.
Fitness Equipment	Treadmill Doctor	
MARKETING		
Advertising/Internet	Apartment Guide	Bell National Contract and cannot be assigned. Will be terminated at closing.
Advertising/Internet	Apartments.com	Bell National Contract and cannot be assigned. Will be terminated at closing.
Advertising/Internet	LeaseStar Classified	Bell National Contract and cannot be assigned. Will be terminated at closing.
Advertising/Internet	Zillow / HotPads	Bell National Contract and cannot be assigned. Will be terminated at closing.
Website Hosting/Support	G5	Bell National Contract and cannot be assigned. Will be terminated at closing.
Call Service/On hold Service	CallMax	Bell National Contract and cannot be assigned. Will be terminated at closing.
Answering Service	Level One	Bell National Contract and cannot be assigned. Will be terminated at closing.
ADMINISTRATIVE		
Key Control	Keyfob	Contract expires 4/7/2015. Buyer must assume.
Copier Service	Konica	
Emergency Telephone	Kings III Emergency Communications	Bell National Contract and cannot be assigned. Will be terminated at closing.
Business Class Internet	Comcast	
Telephone Provider	AT&T	
Coffee Service	Five Star Food Service	
Computer Cost	RealPage	Bell National Contract and cannot be assigned. Will be terminated at closing.
Computer Cost	OPS Technology	Bell National Contract and cannot be assigned. Will be terminated at closing.
Credit Bureau	RealPage	Bell National Contract and cannot be assigned. Will be terminated at closing.
Vendor Insurance	RealPage	Bell National Contract and cannot be assigned. Will be terminated at closing.
Postage Machine	N/A	
Office Supplies	BlueMoon	Bell National Contract and cannot be assigned. Will be terminated at closing.
Legal Services	Bo Melton	
DUES / FEES / PERMITS/INSPECTIONS		
Property License/Permits	Bluemoon	Bell National Contract and cannot be assigned. Will be terminated at closing.
MISCELLANEOUS		
HOA common area maintenance	Glenmore Property Mgmt	Easement Agreement. Buyer must assume.
Collection Agency	Hunter Warfield	Bell National Contract and cannot be assigned. Will be terminated at closing.

Schedule 4

PROPERTY INFORMATION

SEE ATTACHED

DUE DILIGENCE MATERIALS LIST

1.          Most current survey

~~2.          All warranties still in effect for roofs and other items~~

3.          Service or maintenance contracts

~~4.          Three years of past insurance claims history (or letter stating there are none)~~

5.          2014, 2013, and 2012 tax bills and assessments

6.          List of aged receivable accounts (over 60 days delinquent)

7.          Capital expenditure history of the buildings for the past three years

8.          Access to all leases and tenant files

9.          Most current environmental report

~~10.         Most current physical inspection report~~

11.         Current Rent Roll

12.         Trailing 12 month financials for YID, 2013, and 2012

13.         Current title report

14.         Current market rent survey

15.         As-builts and architectural plans

Schedule 6.1.3

Litigation

1. None

EXHIBIT A

LEGAL DESCRIPTION

Being a tract of land lying in the 5th District of Sumner County, Hendersonville, Tennessee. Bounded on the east by the western Right of Way (ROW) of Sanders Ferry Road; bounded on the south by U.S.A. Army Corps., by a portion of Resubdivision of Hickory Bay Towers and Central Baptist Church Properties as recorded in Plat Book 19, Page 62, Register's Office of Sumner County (ROSC), being Central Baptist Church of Hendersonville, as recorded in Book 520, Page 342, ROSC, and ·by Mack H. McClung as recorded in Book 2567, Page 239, ROSC; bounded on the west by said McClung and by Mack Corp. as recorded in Book 3198, Page 797, ROSC; and bounded on the north by said Mack Corp. Tract being described as follows:

POINT OF BEGINNING being a set iron rod with cap lying on the southwest corner of the intersection said Sanders Ferry Road and Spadeleaf Boulevard (private road); thence along said western ROW of Sanders Ferry Road with the following: South 30°39'53" East 212.82 feet to a set iron rod with cap; thence South 30°37'38" East 217.82 feet to a set iron rod with cap; thence South 31°38'08" East 161.98 feet to a set iron rod with cap; thence leaving said ROW and along the common line of said U.S.A. Army Corps South 72°07'49" West 208.00 feet to a found Army Corps. boundary marker; thence along the common line of said Central Baptist Church with the following: North 85°29' 14" West 698.24 feet to a found ½” iron rod; thence South 04°37'59" West 147.00 feet to a set iron rod with cap; thence along the common line of said McClung with the following: North 85°28'30" West 293.77 feet to a set iron rod with cap; thence North 04°30'46" East 95.19 feet to a set iron rod with cap; thence North 85°29'14" West 162.59 feet to a set iron rod with cap; thence along a curve to the right having a length of 51.08 feet, a radius of 34.00 feet, a central angle of 86°04'44'', a tangent of 31.75 feet, and having a chord bearing and distance of North 42°26'59" West 46.41 feet to a set iron rod with cap; thence along a curve to the left having a length of 4.50 feet, a radius of 3.00 feet, a central angle of 85°56'52", a tangent of 2.80 feet, and having a chord bearing and distance of North 42°26'59" West 4.09 feet to a set iron rod with cap; thence North 85°29'14" West 31.2lfeet to a set iron rod with cap; thence along the common line of said McClung and Mack Corp. North 04°53'27" East 329.94 feet to a set iron rod with cap; thence along the common line of said Mack Corp. with the following: South 86°11' 16" East 317.86 feet to set iron rod with cap; thence North 03°48'55" East 93.86 feet to a set iron rod with cap; thence South 86°12'40" East 136.67 feet to a set iron rod with cap; thence along a curve to the left having a length of 592.86 feet, a radius of 676.00 feet, a central angle of 50°14'56'', a tangent of 317.01 feet, and having a chord bearing and distance of North 83°20'48" East 574.04 feet to a set iron rod with cap; thence North 58°22'23" East 65.78 to the point of beginning.

Tract contains 579,263 square feet or 13.29 acres.

EXHIBIT B

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this "Agreement") is made and entered into this _ day of ____________________, 2014, by and among ________________, a ____________________ (the “Seller”); _______________, a ___________________, or its permitted assigns (“Purchaser”); and ___________________ ("Escrow Agent"). Reference is made to that certain Purchase and Sale Agreement dated as of November _, 2014 (the "Purchase Agreement"), by and between Seller and Purchaser. The defined terms used in this Agreement shall have the meanings set forth in the Purchase Agreement.

Purchaser and Seller have agreed to select Escrow Agent to serve as escrow agent with respect to the Deposit made by Purchaser pursuant to the Purchase Agreement. The purpose of this Agreement is to prescribe instructions governing the services of Escrow Agent with respect to the Deposit and the Closing.

Seller and Purchaser hereby engage Escrow Agent to serve as escrow agent with respect to the Deposit made by Purchaser pursuant to the terms of the Purchase Agreement, a copy of which has been delivered to and received by Escrow Agent. Escrow Agent hereby accepts such engagement.

Escrow Agent acknowledges receipt of the Deposit and agrees to (i) place the Deposit into a federally insured, interest-bearing account with a financial institution approved by Seller and Purchaser; (ii) promptly provide Seller and Purchaser with confirmation of the investments made; and (iii) not commingle the Deposit with any funds of Escrow Agent or others. Interest shall be maintained in the escrow account as a part of the Deposit and credited to Purchaser for tax purposes. Purchaser's Federal Taxpayer Identification Number is ________________

Escrow Agent shall disburse the Deposit in accordance with the terms and conditions of the Purchase Agreement. At the time of the Closing, if any, if the Deposit has not been disbursed previously in accordance with the Purchase Agreement, then Escrow Agent shall disburse the Deposit to Seller to be credited against the Purchase Price.

Escrow Agent shall be entitled to rely at all times on instructions given by a written notice signed by both Seller and Purchaser and as required hereunder, without any necessity of verifying the authority therefor. Notices given (i) by Purchaser's attorney on behalf of Purchaser shall be deemed given by Purchaser, and (ii) by Seller's attorney on behalf of Seller shall be deemed given by Seller.

In the event that there is a dispute regarding the disbursement or disposition of the Deposit, or in the event Escrow Agent shall receive conflicting written demands or instructions with respect thereto, then Escrow Agent shall withhold such disbursement or disposition until notified by both parties that such dispute is resolved, or Escrow Agent may file a suit of interpleader at the cost and expense of Seller and Purchaser.

The addresses for proper notice under this Agreement are as contained in the Purchase Agreement. Any party may from time to time by written notice to the other parties designate a different address for notices within the United States of America.

The instructions contained herein may not be modified, amended or altered in any way except by a writing (which may be in counterpart copies) signed by Seller, Purchaser and Escrow Agent.

Purchaser and Seller reserve the right, at any time and from time to time, to substitute a new escrow agent in place of Escrow Agent.

This Agreement will be construed under, governed by and enforced in accordance with the laws of the State of Tennessee, excluding its conflicts of law provisions.

The parties acknowledge that: (i) Escrow Agent is acting at their request and for their convenience; (ii) Escrow Agent shall not be deemed to be the agent of either of the parties; and (iii)        Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith and not in disregard of this Agreement or the Purchase Agreement, but shall be liable for its grossly negligent acts or omissions, its willful misconduct and for any loss, cost or expense incurred by Seller or Purchaser resulting from Escrow Agent's mistake of law respecting the scope or nature of its duties. Notwithstanding the foregoing, if Escrow Agent is also acting as the title company under the terms of the Purchase Agreement, nothing in this Section 11 shall limit the liability of Escrow Agent under the title policy, and if Escrow Agent is an agent of the title company, nothing in this Section 11 shall limit the liability of the title company under any insured closing letter issued for the benefit of Purchaser or any lender.

The Escrow Agent may from time to time invest the Deposit in a Bank of America Business Investment Account for the benefit of the Purchaser or such other account as purchaser and Seller may direct in writing. Purchaser's Federal Tax Identification Number is listed after its signature. The Escrow Agent shall not be responsible for any loss, diminution in value or failure to achieve a greater profit as a result of such investments. Also, the Escrow Agent assumes no responsibility for, nor shall said Escrow Agent be held liable for, any loss occurring which arises from (i) failure of the depository institution, (ii) the fact that some banking instruments, including without limitation repurchase agreements and letters of credit are not covered by the Federal Deposit Insurance Corporation, or (iii) the fact that the amount of the Deposit may cause the aggregate amount of any depositor's accounts to exceed the amounts insured by the Federal Deposit Insurance Corporation. The Escrow Agent is not a trustee for any party for any purpose, and is merely acting as a depository and in a ministerial capacity hereunder with the limited duties herein prescribed.

The Seller and Purchaser shall indemnify, save, defend, keep and hold harmless the Escrow Agent from any and all loss, damage, cost, charge, liability, cost of litigation, or other expense, including without limitation attorneys' fees and court costs, arising out of its obligations and duties, including but not limited to (i) disputes arising or concerning amounts of money to be paid, (ii) funds available for such payments, (iii) persons to whom payments should be made or (iv) any delay in the electronic wire transfer of funds, unless Escrow Agent's actions constitute negligence or willful misconduct.

In the event of any indemnification as provided for in this Section 13, as between Purchaser and Seller, the prevailing party in the dispute giving rise to such indemnification shall have the right to seek contribution from the non-prevailing party for its portion of any amounts paid to Escrow Agent.

To the fullest extent permitted by law, the Escrow Agent hereby irrevocably consents and agrees, for the benefit of each of the Purchaser and Seller, that any legal action, suit or proceeding against it with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, shall be brought in any city, state or federal court located in ________________, ____________ (a "Court"), and hereby irrevocably accepts and submits to the exclusive jurisdiction of each such Court with respect to any such action, suit or proceeding. The Escrow Agent waives any objection that it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings brought in any such Court and hereby further agrees not to plead or claim in any such Court that any such action, suit or proceeding brought therein has been brought in an inconvenient forum. The Escrow Agent agrees that (i) to the fullest extent permitted by law, service of process may be effectuated hereinafter by mailing a copy of the summons and complaint or other pleading by certified mail, return receipt requested, at its address set forth above and (ii) all notices that are required to be given hereunder may be given by the attorneys for the respective parties.

This Agreement is intended solely to supplement and implement the provisions of the Purchase Agreement and is not intended to modify, amend or vary any of the rights or obligations of Purchaser or Seller under the Purchase Agreement.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument; provided, however, in no event shall this Agreement be effective unless and until signed by all parties hereto.

Escrow Agent, having received and reviewed the Purchase Agreement, the terms of which are hereby incorporated, herby agrees to comply with and be bound by the terms and conditions therein

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Escrow Agreement as of the date first written above.

SELLER:

By:
Name:
Title:

Date:

Date:

PURCHASER:

By:
Name:
Title:

Date:

ESCROW AGENT:

By:
Name:
Title:

EXHIBIT C

SPECIAL WARRANTY DEED

[TO BE REVIEWED BY LOCAL COUNSEL]

STATE OF TENNESSEE	)

COUNTY OF _________	)
I hereby swear or affirm that the actual consideration for this transfer, or value of the property transferred, whichever is greater, is $_____________, which amount is equal to or greater than the amount which the property transferred would command at a fair and voluntary sale.

Notary Public	Affiant
My Commission Expires:

Address of New Owner:	Send Tax Bills to:	Map-Parcel Number

This instrument prepared by: ___________________________

________________

________________

SPECIAL WARRANTY DEED

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, ________________________, a Delaware limited liability company (the "Grantor") has bargained and sold, and hereby transfers and conveys to ____________, a Delaware limited liability company ("Grantee"), their respective heirs, legal representatives, successors and assigns, certain land in the _______________________________________, Tennessee, being more particularly described in Exhibit " A" attached hereto and incorporated herein by this reference (the "Property").

TO HAVE AND TO HOLD the Property with all appurtenances, estate, title, and interest thereto belonging to Grantee, their respective heirs, legal representatives, successors and assigns, forever.

This conveyance of the Property, and all covenants and warranties contained herein, are made expressly subject to those matters appearing in Exhibit " B" attached hereto and incorporated herein by this reference.

Grantor further covenants to warrant and forever defend the title to the Property to Grantee, their respective heirs, legal representatives, successors and assigns against the lawful claims of all persons claiming by, through or under Grantor but no further or otherwise.

[This space intentionally left blank]

Executed this ___ day of ____________, 2013

GRANTOR:

a Delaware limited liability company

By:
Name:
Title:

STATE OF ___________

COUNTY OF _____________

Before me, the undersigned, a Notary Public in and for the County and State aforesaid, personally appeared __________________________, with whom I am personally acquainted (or proved to me on the basis of satisfactory evidence), and who upon oath acknowledged that he/she is the ______________ of __________________, Manager of _________________, a Delaware limited liability company, the within named bargainor, and that he/she as such __________ of ________________, being authorized so to do, executed the foregoing instrument for the purposes therein contained, by personally signing the name of __________________ as _______________ of _____________.

Witness my hand and official seal, this the __ day of _________________, 2014.

(Official Notary Seal)

Signature of Notary

, Notary Public
Printed or typed name

My commission expires:

EXHIBIT D

FORM OF BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

THIS BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT (this “Assignment”) is made as of the __ day of ___________, 20__ by (“Assignor”), in favor of _________________, a _____________ (“Assignee”). Capitalized terms used herein but not defined shall have the meanings ascribed to them in that certain Purchase and Sale Agreement dated November _, 2014, by and between Assignor and Assignee (the "Purchase Agreement").

RECITALS

WHEREAS, by Deed (the "Deed") of even date herewith, Assignor conveyed to Assignee the property described on Exhibit A attached hereto and made a part hereof for all purposes, together with all improvements located thereon (the "Property"); and

WHEREAS, it is the desire of Assignor hereby to assign (to the extent assignable), transfer and convey to Assignee all of Seller's right, title and interest, if any, in and to the Personal Property, Service Contracts, Permits, Goodwill and Intellectual Property Rights (collectively, the "Assigned Properties").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

(i)          Assignment and Assumption of Assigned Properties. Assignor does hereby grant, quitclaim, release and convey to Assignee and its successors and assigns, and Assignee does hereby assume and accept, all of Assignor's right, title and interest, if any, in and to the Assigned Properties. By acceptance hereof, Assignee assumes and will become obligated to keep, fulfill, observe, perform and discharge each and every covenant, duty, debt and obligation that may accrue and become performable, due or owing on or after the effective date hereof by Assignor under the terms, provisions and conditions of any of the instruments evidencing the Assigned Properties. Assignor agrees to perform all the terms, covenant and conditions to be observed or performed by Assignor under the Assigned Properties to the extent accruing or arising prior to the date of this Assignment.

Indemnification by Assignor. Assignor hereby agrees to indemnify, protect, defend (with counsel reasonably satisfactory to Assignee) and hold harmless Assignee from and against any and all claims, losses, damages, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignee in connection with any failure by Assignor to perform its obligations under this Assignment.

Indemnification by Assignee. Assignee hereby agrees to indemnify, protect, defend (with counsel reasonably satisfactory to Assignor) and hold harmless Assignor from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignor in connection with any failure by Assignee to perform its obligations under this Assignment.

Service Contracts. The parties hereto hereby agree and acknowledge that the Service Contracts being assigned by Assignor and assumed by Assignee pursuant to this Assignment are more particularly set forth on Exhibit A attached hereto and incorporated herein by this reference. Any fees or charges charged by the vendor of any Service Contract in connection with the assignment of such Service Contract shall be paid by Assignee.

Miscellaneous. This Assignment and the obligations of the parties hereunder: (i) shall survive the closing of the transaction referred to in the Purchase Agreement and shall not merge therein; (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assignees and heirs; (iii) shall be governed by the laws of the State of Tennessee, without regard to its conflicts of laws principles; and (iv) may not be modified, amended, waived, discharged or terminated other than by written agreement signed by the party . to be charged therewith. The Recitals set forth at the beginning of this Assignment and the Exhibits attached hereto are incorporated herein by this reference. In the event either party hereto brings an action or proceeding against the other party with respect to any matter pertaining to this Assignment, the prevailing party who has received final judgment in its favor shall be entitled to recover from the other party all costs and expenses incurred by it in connection with the subject action or proceeding, including reasonable attorneys' fees. Assignor and Assignee hereby covenant that each will, at any time and from time to time upon written request therefor from the other, execute and deliver to the other, such documents as either may reasonably request in order to carry out the terms of this Assignment. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

No Recourse. Assignee agrees that any recourse against Assignor under this Assignment shall be subject to the terms and conditions of the Purchase Agreement (including Section 11.1 thereof), and shall be strictly limited to the Liability Cap (as defined in the Purchase Agreement), and that in no event shall Assignee seek or obtain any recovery or judgment against any of Assignor's other assets (if any) or against any of Assignor's members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing. In no event shall Assignor seek or obtain any recovery or judgment against any of Assignee's members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing.

[This space intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the date first above written.

ASSIGNOR:

By:
Name:
Title

ASSIGNEE:

By:
Name:
Title

EXHIBIT A

TO

BLANKET CONVEYANCE, BILL OF SALE AND ASSIGNMENT

List of Service Contracts Being Assigned and Assumed

EXHIBIT E

FORM OF ASSIGNMENT OF LANDLORD'S INTEREST IN LEASES

THIS ASSIGNMENT OF LANDLORD'S INTEREST IN LEASES (this

"Assignment") is made as of the ___ day of ________________20__ by and between ____________________________________________________________________________________________, a ________________________________________________________________________________("Assignor"), and

__________________, a ______________________("Assignee").

RECITALS

WHEREAS, pursuant to that Purchase and Sale Agreement dated as of November _, 2014 by and between Assignor and Assignee (the "Purchase Agreement"), Assignor agreed to sell to Assignee that real property described in Schedule 1 attached hereto and made a part hereof, and all improvements located thereon (collectively, the "Property").

WHEREAS, concurrently with the execution and delivery of this Assignment, Assignor is conveying the Property to Assignee by Deed.

WHEREAS, the Purchase Agreement provides, among other matters, that Assignor shall assign to Assignee all of Assignor's right, title and interest in and to all leases, rental agreements and other occupancy agreements with tenants occupying all or any portion of the Improvements (as such term is defined in the Purchase Agreement) (collectively, the "Leases") and all refundable security deposits and other refundable deposits together with interest accrued thereon, held by or on behalf of Assignor pursuant to the terms of the Leases, in each case, as of the date of closing under the Purchase Agreement (collectively, the "Tenant Deposits").

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

(ii)         Assignment and Assumption of Leases. Assignor hereby assigns to Assignee all of Assignor's right, title and interest in and to the Leases and the Tenant Deposits. Assignee hereby accepts such assignment and assumes and agrees to perform all of the terms, covenants and conditions to be observed or performed by Assignor under the Leases to the extent accruing or arising on or after the date of this Assignment. Assignor agrees to perform all the terms, covenant and conditions to be observed or performed by Assignor under the Leases to the extent accruing or arising prior to the date of this Assignment.

Indemnification by Assignor. Assignor hereby agrees to indemnify, protect, defend (with counsel reasonably satisfactory to Assignee) and hold harmless Assignee from and against any and all claims, losses, damages, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignee in connection with any failure by Assignor to perform its obligations under this Assignment.

Indemnification by Assignee. Assignee hereby agrees to indemnify, protect, defend (with counsel reasonably satisfactory to Assignor) and hold harmless Assignor from and against any and all claims, losses, liabilities and expenses, including reasonable attorneys' fees, suffered or incurred by Assignor in connection with any failure by Assignee to perform its obligations under this Assignment.

Miscellaneous. This Assignment and the obligations of the parties hereunder: (i) shall survive the closing of the transaction referred to in the Purchase Agreement and shall not merge therein; (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assignees and heirs; (iii) shall be governed by the laws of the State of Tennessee, without regard to its conflicts of laws principles; and (iv) may not be modified, amended, waived, discharged or terminated other than by written agreement signed by the party to be charged therewith. The Recitals set forth at the beginning of this Assignment and the Schedules attached hereto are incorporated herein by this reference. In the event either party hereto brings an action or proceeding against the other party with respect to any matter pertaining to this Assignment, the prevailing party shall be entitled to recover from the other party all costs and expenses incurred by it in connection with the subject action or proceeding, including reasonable attorneys' fees. Assignor and Assignee hereby covenant that each will, at any time and from time to time upon written request therefor from the other, execute and deliver to the other, such documents as either may reasonably request in order to carry out the terms of this Assignment. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same instrument.

No Recourse. Assignee agrees that any recourse against Assignor under this Assignment shall be subject to the terms and conditions of the Purchase Agreement (including Section 11.1 thereof), and shall be strictly limited to the Liability Cap (as defined in the Purchase Agreement), and that in no event shall Assignee seek or obtain any recovery or judgment against any of Assignor's other assets (if any) or against any of Assignor's members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing. In no event shall Assignor seek or obtain any recovery or judgment against any of Assignee's members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing.

[This space intentionally left blank]

IN WITNESS WHEREOF, Assignor and Assignee have executed and delivered this Assignment under seal as of the date first written above.

ASSIGNOR:

By:
Name:
Title

ASSIGNEE:

By:
Name:
Title

EXHIBIT F

SELLER'S CLOSING CERTIFICATE

SELLER'S CERTIFICATE

REGARDING REPRESENTATIONS AND WARRANTIES

THIS CERTIFICATE is executed this _ day of _____________________, 20_, pursuant to the Purchase and Sale Agreement dated November, 2014, as the same may be amended from time to time (the "Agreement") by and between _____________________ ("Seller") and  ________________ ("Purchaser").

WHEREAS, Seller has this day conveyed to the Purchaser certain real property located in Huntsville, Alabama, and more particularly described in the Agreement (the "Property").

WHEREAS, in connection with the conveyance of its interest in the Property, Seller has, in the Agreement, made certain representations and warranties regarding the Property (the "Representations and Warranties").

NOW, THEREFORE, Seller does by this Certificate affirm and ratify the Representations and Warranties and declare them to be true and correct in all material respects as of the date of this Certificate.

Purchaser agrees that any recourse against Seller hereunder shall be subject to the terms and conditions of the Purchase Agreement (including Section 11.1 thereof), and shall be strictly limited to the Liability Cap (as defined in the Purchase Agreement), and that in no event shall Purchaser seek or obtain any recovery or judgment against any of Seller's other assets (if any) or against any of Seller's members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing.

IN WITNESS WHEREOF, Seller has executed and delivered this Certificate as of the date first written above.

SELLER:

By:
Name:
Title

EXHIBIT G

___________________ Title Insurance Company

OWNER'S AFFIDAVIT AND INDEMNITY

The undersigned affiant, being first duly sworn on oath, hereby deposes and says:

1.          That affiant is the Authorized Representative of ———which is the Owner of certain real property described in ________________________ Commitment no.  ______________________ (the "Property").

That during the period of 6 months immediately preceding the date of this affidavit no materials have been furnished in connection with the erection, equipment, repair, or removal of any building or other structure on said premises or in connection with the improvement of said premises in any manner whatsoever and that there are no incomplete buildings, structures or other improvements situated on the Property.

3.          During the period of Owner's ownership of the Property, Owner's title to the Property has never been disputed, and title insurance for the Property has never been refused.

4.          Owner is validly formed and existing under the laws of the state of its organization and is in good standing in the state of its organization and the state in which the Property is located. No proceeding is pending for Owner's dissolution.

5.          To the best of its knowledge, there are no pending suits, lis pendens, judgments, bankruptcies, executions, liens for past due taxes, assessments (including any monies due under that certain Easement Agreement by and between Mack Corp., a Tennessee corporation and The Grove at Waterford Crossing, LLC, a Delaware limited liability company effective August 1, 2009 and recorded January 25, 2010 in Record Book 3236, Page 822, Sumner County Registry, amended by that certain Amendment to Easement Agreement dated March 14, 2012, recorded April 4, 2012 in Record Book 3560, Page 766, Sumner County Registry), deeds of trust, mortgages, security interests, UCC financing statements, other liens securing monetary obligations of any kind, that could affect the title to the Property or constitute a lien thereon that were created by, under or through Owner except: _______________________

6.          That the premises referred to above are at present in use as an apartment complex and that only the following parties actually possess or have a right to possess the premises: tenants in possession pursuant to written leases.

9.          That there do not exist any defects, liens encumbrances, adverse claims or other matters created, first appearing in the public records or attaching subsequent to the effective date of the above referenced _________________ Commitment but prior to __________________________

10.         That the Owner's United States Taxpayer Identification Number is and its United States address is _________________.

11.         That the Owner is not a "foreign person" as the term is defined in Section 1445 of the Internal Revenue Code.

12.         That Owner hereby indemnifies and agrees to save harmless ______Company against any loss or expenses, including attorney fees, sustained because any statement herein is directly or indirectly is proven to be a misrepresentation.

[remainder of page left intentionally blank; signature page attached]

DATED this __________day of _____________________, 2014.

OWNER:

a	liability company

By:
By:
(signature)

[ADD NOTARY]

EXHIBIT H

PURCHASER'S CLOSING

CERTIFICATE

PURCHASER'S CERTIFICATE REGARDING REPRESENTATIONS AND WARRANTIES

THIS CERTIFICATE is executed this day of , 20_, pursuant to the Purchase and Sale Agreement dated , 20_, as the same may be amended from time to time (the "Agreement") by and between ("Seller") and ("Purchaser").

WHEREAS, Seller has this day conveyed to the Purchaser certain real property located in Huntsville, Alabama, and more particularly described in the Agreement (the "Property").

WHEREAS, in connection with the conveyance of its interest in the Property, Purchaser has, in the Agreement, made certain representations and warranties regarding the Property (the "Representations and Warranties").

NOW, THEREFORE, Purchaser does by this Certificate affirm and ratify the Representations and Warranties and declare them to be true and correct in all material respects as of the date of this Certificate.

In no event shall Seller seek or obtain any recovery or judgment against any of Purchaser's members, partners, or shareholders, as the case may be (or their constituent members, partners, or shareholders, as the case may be) or any director, officer, employee or shareholder of any of the foregoing

IN WITNESS WHEREOF, Purchaser has executed and delivered this Assignment as of the date first written above.

PURCHASER:

By:
Name:
Title:

EXHIBIT I

LIST OF ENVIRONMENTAL REPORTS

1. Phase I Environmental Site Assessment prepared by Real Estate Advisory, L.L.C. for "Grove Apartment Homes" dated March 6, 2012.

EXHIBIT J

PERSONAL PROPERTY AND EQUIPMENT LIST

BELL PARTNERS
REAL ESTATE INVESTMENT & MANAGEMENT

Personal Property Inventory Exhibit

Bell Hendersonville

11/4/2014

Included with Property Sale

Item	Quantity	Item	Quantity
Office		**Fitness Center**	
Dell desktop computers	5	Precor four station all in one work out machine	1
Cherry office desk	3	Hoist adjustable work out bench	2
Wooden file cabinet	1	Precor recumbent exercise bike	1
Black leather office chairs	3	Precor elliptical	2
Office lamps	3	Precor treadmill	2
Side wooden table	1	Hoist machine with two sets of 15 weights	1
Wooden chairs with round leather seat	2	5 lb. dumbbell	2
Large 3 drawer file cabinets	2	8 lb. dumbbell	2
Small 2 drawer file cabinets	2	10 lb. dumbbell	2
Black farmed arm chairs at desk	6	12 lb. dumbbell	2
Black bungee cord chairs	2	15 lb. dumbbell	2
Side office meeting table	1	20 lb. dumbbell	2
Paper shredders	2	25 lb. dumbbell	2
Polycom phones	5	30 lb. dumbbell	2
Dell all in one fax machine	1	35 lb. dumbbell	2
Key cutting machine	1	40 lb. dumbbell	2
Break room table	1	45 lb. dumbbell	2
Break room chairs	4	50 lb. dumbbell	
Refrigerator	1	32 in TV.	1
Microwave	1	wall clock	1
Bulletin board	2	artwork	2
Dry erase board	1	**Model**	
Wooden folding chalkboard	1	Mocha Dining Room Table	1
Wall mirror clock	1	White and Black dining room chairs	4
Break room wall décor	1	Silver Metal Barstools	2
Accounting room wall hangings	2	Mocha Buffet Table	1
Check Scanner	1	Glass rectangular lamp with white shade	2
Decorative basket	2	Large circular mirror	2
Clubhouse		Framed wall art set	3
Brown Leather sofa	1	Metal centerpiece with candles	1
Orange armchairs	1	Green Dinner plates	4
Black/Brown round tables	4	Green serving tray	1
Bistro tables	2	Margarita Glasses	2
Bistro chairs	2	Margarita Mix	1
Standard café table	6	Cocktail Bible	1
Standard café chairs	2	Ceramic container including utensils	1

Teal Wingback chairs	4
Area rugs	4
Tan bench	2
Tan chair with polka dots	1
Chairs with geometric pattern	2
Under the counter ice maker	2
Mini Fridge	1
Kraig Coffee machine	1
Leather foot stools	1
42 in TV.	2
Grapevine rectangle wall art	2
Black frames wall art	2
Silver abstract artwork	1
Silver battery powered scones	2
Large color striped artwork	1
Large circle wall art	2
Lamps with tan shade	2
Wooden round coffee table with black legs	1
Bright rectangle artwork	1
Brown framed artwork	2
Tree trunk vases	2
Teal/Orange vase	1
Blue vases	2
Wicker basket artwork	2
Silver acorn table weights	2
Bamboo grass arrangements	2
Decorative pillows	7
Stainless trash can	1
Round dark brown coffee table	1
Peacock feather decorative balls	8
Blue glass bowls	2
Mirror	1
Framed property Map	1
Wall art	5
Glass case bulletin board	1
Maintenance	
Golf Carts (2 Maint., 1 office)	3
Speedway Electric Drain Snake	1
Justrite Flammable cabinet	1
Victor Torch Kit	1
Poulan Gas Bower	1
Poulan back pack blower	1
Platinum Vacuum Pump	1
CPS Recovery Machine	1

Wooden cutting board	1
Oster Blender	1
Wicker baskets	2
Brown/Gold 12x36 wall art	1
Green/Brown vases	2
Metal wire basket	1
White ceramic basket	2
Brown with white vase/bowl piece	1
4x6 circle rug	1
Clear glass candle holder/ with cream candle	2
Green milk jar	2
Brown wall mount shelf	2
Glass tub wall art	1
Mocha T.V. Stand	1
Brown framed artwork	2
Glass coffee table	1
Green glass vase	2
42 T.V. frame	1
White Sofa	1
Green Throw Pillows	2
White Fur throw pillow	3
Brown Circle print throw pillow	1
Coffee Table Books	2
Wooden end table	1
Wooden candle holder/ with cream candle	1
Silver/Wooden table lamp	1
DVD empty boxes for decoration	4
Chair with green circles	1
Green valance	1
Leaf artwork in brown frame	2
Circle artwork in black frame	3
White/Gray painting with circles	1
Metal wall sconces with cream candle	2
Flower framed artwork	2
Silver headboard	1
Mattress and box spring	1
White Down comforter	1
Dark brown two tone basket	1
Glass pedestal candle holders	2
Books	2
Artificial flower arrangement	1
Silver mirrored night stand	2
Small framed photos	2
White milk container	1

Skill Router	1
Inifon Scale	1
Inficon Leak Detector	1
JB Super Heat Gauge	1
MI-T-M Pressure Washer	1
Tanaka Back Pack Blower	1
Ridgid Shop Vac	1
Tornado Carpet Fan	1
LG Dehumidifier	1
LG Air conditioner	1
Louisville 12' A Frame Ladder	1
Louisville 16' Extension Ladder	1
Louisville 24' Extension Ladder	1
MI-T-M Electric Pressure Washer	1
QT Tornado O-zone machine	2
Milwaukee Appliance Dolly	1
Uniweld Nitrogen Tank and Gauges	1
Fog master Jr. Fogger	1
Business Center	
Dell Desktop computers	2
Brother printer	1
Office bungee chairs	2
Round Table	1
Standard Chairs	2
Vases	4
Silver tree artwork	1
Coffee Table Books	7
Wall art	2
Wooden bowl	1
Clock	1
Driftwood art piece	1
Pool/Other	
Brinkman Gas Grill	1
Lounge Chairs	27
Standard Tables	4
Standard Chairs	16
Umbrellas	4
Bistro Table	2
Bistro Chairs	10
End table	10
Propane Tanks	2
Heavy Park Style Trash cans	4
Trash Compactors	2

Dresser with 5 drawers	1
Dark Brown nightstand	1
Bath rug with brown and green leaves	1
Bath towels	8
Hand towels striped	4
Hand towels tan	2
Light brown basket	1
Lotion	1
Soap	1
Soap Dispenser	1
Green flat panel curtains	2
King size mattress and box spring	1
King-size headboard	1
Silver ball lamp with tan shade	1
Yellow comforter	1
Pattern/Brown blanket	1
Decorative bed pillows	8
White table clock	1
Yellow decorative box	1
Accent book	1
Yellow framed artwork	2
Mirror panel three drawer dresser	1
Flat panel curtains	2
Tree earring holder	1
Glass yellow vases	2
Wire base lamp with tan shade	1
Yellow with white vases/bowls	2
Gold square mirror	1
Green/Tan floor to ceiling shower curtain	1
Brown/Tan striped Bath towels	5
Yellow Hand towels	5
Bath rug with circles	1
Square glass container with salts	1
Round glass with sponges	1
Wooden bowl	1
Dark green vase with flowers	1
Green and Tan standard shower curtain	1
Framed leaf and flower wall art	1
Green throw blanket	1

Carwash vacuum	1

***Excluded** from Property Sale*	
Item	***Quantity***
Konica Copier - leased	*1*
Keurig Coffee Machine - leased	*1*
KeyTrak machine - leased	*1*
Soda Machine - leased	*1*